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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549





                               ----------------





                                  FORM 8-K/A



               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



                                 JULY 31, 1998
               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)



                         COMMISSION FILE NUMBER 1-11775





                             AVIATION SALES COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)





               DELAWARE                                      65-0665658
     (STATE OR OTHER JURISDICTION OF                       (IRS EMPLOYER
      INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

                              6905 NW 25TH STREET
                             MIAMI, FLORIDA 33122
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)



                                (305) 592-4055
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)



                                     N.A.
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


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

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
        AND EXHIBITS.


     This Form 8-K/A amends the Form 8-K filed by Aviation Sales Company (the "Company") on August 14, 1998 to report the completion on July 31, 1998 of a merger between a wholly-owned subsidiary of the Company and Whitehall Corporation ("Whitehall"). The Company's acquisition of Whitehall was accounted for as a pooling of interests. As required by Item 2 and Item 7 of Form 8-K the Company is filing the following financial statements, which give retroactive effect to the Company's acquisition of Whitehall:


     (i) The Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to the supplemental financial statements for each of the periods presented;


     (ii) Supplemental consolidated financial statements of the Company for the three years ended December 31, 1997; and


     (iii) Supplemental condensed consolidated financial statements (unaudited) of the Company for the six months ended June 30, 1998 and 1997.



     The index to the supplemental financial statements presented is contained at page F-1. The only exhibit to the Form 8-K/A is the consent of Arthur Andersen LLP with respect to the supplemental consolidated financial statements ((ii) above), which is Exhibit 23.1 hereto.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



RESULTS OF OPERATIONS


     Operating revenues consist primarily of gross sales of products and service revenues, net of allowances for returns. Cost of sales and services consists primarily of product costs, labor, freight charges, commissions to outside sales representatives and an inventory provision for damaged and obsolete products. Product costs consist of the acquisition cost of the products and any costs associated with repairs, overhaul or certification.


     Operating revenues and gross profit depend in large measure on the volume and timing of sales orders received during the period and the mix of aircraft spare parts contained in the Company's inventory. Revenues and gross profit can be impacted by the timing of bulk inventory purchases. In general, bulk inventory purchases allow the Company to obtain large inventories of aircraft spare parts at a lower cost than can ordinarily be obtained by purchasing such parts on an individual basis.


     The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk inventory purchases, the number of airline customers seeking repair services at any time, the Company's ability to fully utilize its available hangar space from period to period, the timeliness of customer aircraft in arriving for scheduled maintenance and the mix of available aircraft spare parts contained, at any time, in the Company's inventory. A large portion of the Company's operating expenses are relatively fixed. Since the Company typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic purchasing patterns of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition and results of operations.


     On July 31, 1998, the Company acquired Whitehall Corporation ("Whitehall"), in a transaction accounted for as a pooling of interests, for consideration of 2,844,079 shares of the Company's common stock. This "Management's Discussion and Analysis of Financial Condition and Results of Operations" gives retroactive effect to the Company's acquisition of Whitehall and reference is made to the Company's supplemental financial statements which are being filed as part of this Form 8-K/A. For information regarding the Company's financial statements and results of operations without Whitehall, see the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1998.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998


     The following tables set forth certain information relating to the Company's operations for the periods indicated:


                                                                         1997                         1998
                                                              --------------------------   --------------------------
                                                                   $              %             $              %
                                                              -----------   ------------   -----------   ------------
                                                                              (DOLLARS IN THOUSANDS)
Operating revenues:
 Sales of products, net ...................................    $107,347          73.8%      $168,792          80.0%
 Services and other .......................................      38,134          26.2%        42,517          20.0%
                                                               --------         -----       --------         -----
                                                                145,481         100.0%       211,309         100.0%
Cost of sales and services ................................     106,226          73.0%       156,993          74.3%
                                                               --------         -----       --------         -----
Gross profit ..............................................      39,255          27.0%        54,316          25.7%
Operating expenses ........................................      21,473          14.8%        30,460          14.4%
                                                               --------         -----       --------         -----
Income from operations ....................................      17,782          12.2%        23,856          11.3%
Interest expense ..........................................       2,858           1.9%         8,747           4.1%
Other income ..............................................      (1,179)        ( 0.8%)       (1,164)        ( 0.5%)
                                                               --------         -----       --------         -----
Income before income taxes and extraordinary item .........      16,103          11.1%        16,273           7.7%
Income tax expense ........................................       6,340           4.4%         6,326           3.0%
                                                               --------         -----       --------         -----
Income before extraordinary item ..........................       9,763           6.7%         9,947           4.7%
Extraordinary item, net of income taxes ...................          --            --            599           0.3%
                                                               --------         -----       --------         -----
Net income ................................................    $  9,763           6.7%      $  9,348           4.4%
                                                               ========         =====       ========         =====

     Operating revenues for the six months ended June 30, 1998 increased 45.2% to $211.3 million from $145.5 million for the same period in 1997. On March 6, 1998 the Company acquired Caribe Aviation, Inc. ("Caribe") and Caribe's wholly-owned subsidiary, Aircraft Interior Design, Inc. ("AIDI") in a transaction accounted for under the purchase method of accounting. The operations of Caribe and AIDI since the acquisition have been included in the accompanying supplemental condensed consolidated financial statements from the date of acquisition. As a result of the acquisition of Caribe and AIDI, the Company's operating revenues increased approximately $10.5 million from the date of the acquisition through June 30, 1998. The Company's Kratz-Wilde operation ("Kratz-Wilde"), which was acquired during the fourth quarter of 1997 and accounted for using the purchase method of accounting, generated approximately $20.4 million in revenue during the first six months of 1998. Aero Corp-Macon, which was acquired by Whitehall during the third quarter of 1997 and accounted for using the purchase method of accounting, generated approximately $11.1 million in revenues for the six months ended June 30, 1998. Operating revenues also increased due to increased customer penetration, increased sales due to the Company's investment in and availability of increased amounts of inventory and the continued expansion of inventory management services being offered to and utilized by the Company's customers. Service revenues for the first half of 1997 were adversely impacted as a result of hangar space that was reserved during 1997 in anticipation of services to be rendered under a U.S. Air Force C-130 maintenance contract awarded to Aero Corp-Lake City in April 1997. The C-130 contract was subsequently canceled at the convenience of the government in June 1997. The C-130 contract provides for reimbursement of costs incurred during its operation and during the second quarter of 1997, a $3.5 million receivable from the government relating to these costs was recorded. The Company is currently negotiating a termination settlement with the government.


     Gross profit increased 38.4% to $54.3 million, compared with $39.3 million for the six months ended June 30, 1998 and 1997 respectively. Gross profit margin for the six months ended June 30, 1998 decreased to 25.7% from 27.0% for the six months ended June 30, 1997. The decrease in gross profit margin compared to 1997 was due primarily to the a slightly different mix of products and services delivered from period to period and to the impact of the C-130 contract on the 1997 results. Gross profit from the operations of Aero Corp-Lake City was $1.2 million lower for the six months ended June 30,

1998 compared with the same period in 1997. The decline is primarily attributable to the capitalizing of certain costs of sales and overhead relating to the above described C-130 contract and the recording of a $3.5 million termination claim during the second quarter of 1997. The C-130 contract contributed $3.6 million to gross profit for the six months ended June 30, 1997. A portion of the costs were subsequently expensed during the third and fourth quarters of 1997 upon cancellation of the C-130 contract and the Company recorded a net margin of $2.8 million for the year ended December 31, 1997. Gross profit from the airframe maintenance operations, excluding the C-130 contract increased $2.9 million for the six months ended June 30, 1998. The increase is primarily attributable to a reduction in overhead costs and improved operating efficiencies at the Aero Corp-Lake City operation.


     The Company's operating expenses increased $9.0 million from $21.5 million for the six months ended June 30, 1997 to $30.5 million for the six months ended June 30, 1998. Included in the 1998 operating expenses are $1.8 million of merger expenses relating to the Whitehall merger. Operating expenses as a percentage of operating revenues were 14.4% for 1998 (13.6% after adjustment for the Whitehall merger expenses), compared to 14.8% for 1997, due primarily to economies of sale and improved operating efficiencies


     Interest expense for the six months ended June 30, 1998 increased by $5.9 million from period to period due to net borrowings of $155.1 million during the last six months of 1997 and the first six months of 1998 to finance the acquisitions of Aero Corp-Macon, Kratz-Wilde and Caribe, inventory acquisitions and equipment held for lease.


     Other income in 1998 consists primarily of equity in the earnings of Av Aero, the Company's 40% owned joint venture. Other income in 1997 includes equity in Av Aero's earnings as well as a $727,000 gain on the sale by Whitehall of its electronics subsidiary.


     As a result of the above factors, income before income taxes and extraordinary item for the six months ended June 30, 1998 was $16.3 million, an increase of 1.1% over the same period in 1997.


     In connection with the repayment of the term and acquisition portions of the Credit Facility utilizing the proceeds of the Company's Senior Subordinated Notes due 2008, the Company wrote off, during the first quarter of 1998, $1.0 million of deferred financing costs resulting in an extraordinary item, net of income taxes, of $0.6 million.


     After accounting for income taxes and the extraordinary item, net income for the six months ended June 30, 1998 was $9.3 million ($0.74 per diluted share) compared to net income of $9.8 million ($0.79 per diluted share) for the six months ended June 30, 1997. Weighted average common and common equivalent shares outstanding (diluted) were 12.7 million during the six months ended June 30, 1998 compared with 12.4 million for the six months ended June 30, 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997


     The following tables set forth certain information relating to the Company's operations for the periods indicated:


                                                                         1996                        1997
                                                              --------------------------   ------------------------
                                                                   $              %             $             %
                                                              -----------   ------------   -----------   ----------
                                                                             (DOLLARS IN THOUSANDS)
Operating revenues:
 Sales of products, net ...................................    $155,857          67.3%      $244,340         75.8%
 Services and other .......................................      75,877          32.7%        78,198         24.2%
                                                               --------         -----       --------        -----
                                                                231,734         100.0%       322,538        100.0%
Cost of sales and services ................................     169,787          73.3%       244,758         75.9%
                                                               --------         -----       --------        -----
Gross profit ..............................................      61,947          26.7%        77,780         24.1%
Operating expenses ........................................      33,958          14.6%        52,782         16.4%
                                                               --------         -----       --------        -----
Income from operations ....................................      27,989          12.1%        24,998          7.7%
Interest expense ..........................................       5,411           2.4%         8,059          2.5%
Other (income) expense ....................................        (879)        ( 0.4%)        4,924          1.5%
                                                               --------         -----       --------        -----
Income before income taxes and extraordinary item .........      23,457          10.1%        12,015          3.7%
Income tax expense ........................................       1,780           0.7%         7,171          2.2%
                                                               --------         -----       --------        -----
Income before extraordinary item ..........................      21,677           9.4%         4,844          1.5%
Extraordinary item, net of income taxes ...................       1,862           0.8%            --           --
                                                               --------         -----       --------        -----
Net income ................................................    $ 19,815           8.6%      $  4,844          1.5%
                                                               ========         =====       ========        =====

     Operating revenues for the year ended December 31, 1997 increased 39.2% to $322.5 million from $231.7 million for the year ended December 31, 1996. Of this amount, approximately $44.8 million was derived from the operations associated with Aero Corp-Macon, Aerocell Structures, Inc. ("Aerocell"), Kratz-Wilde and Apex Manufacturing, Inc. ("Apex"), all of which were acquired during 1997. The increase in service revenue resulting from the Aero Corp-Macon acquisition was largely offset by revenues lost due to unutilized hangar space that was reserved in anticipation of services to be rendered under a U.S. Air Force C-130 maintenance contract awarded to Aero Corp-Lake City in April 1997. As described above, the C-130 contract was subsequently canceled at the convenience of the government in June 1997. Operating revenues also increased due to the inclusion of a full year of sales from Dixie Bearings, Inc. ("Dixie"), which was acquired in August 1996, increased revenues from leasing activities, increased customer penetration, increased sales due to the Company's investment in and availability of increased amounts of inventory and the continued expansion of inventory management services being offered to and utilized by the Company's customers. During this period, domestic sales increased 49.3% from $164.4 million to $245.5 million and international sales increased 14.4%, from $67.3 million to $77.0 million.


     Gross profit increased 25.6% from $61.9 million to $77.8 million for the years ended December 31, 1996 and 1997, respectively. Gross profit margin in 1997 decreased to 24.1% from 26.7% in 1996. The decrease in gross profit margin compared to 1996 was due largely to the impact of the loss of the above described C-130 contract on 1997 results. In addition to the fixed costs associated with the idle hangar space, Aero Corp-Lake City incurred incremental costs associated with hiring and training in anticipation of providing services under the C-130 contract services. A slight decline in margin on sales of products was expected as the mix of inventories sold during 1997 continued to reflect a declining contribution from bulk inventories acquired prior to 1995 and an increase in revenues from the Company's lower margin bearings distribution business acquired in August 1996.


     The Company's operating expenses increased $18.8 million from $34.0 million for the year ended December 31, 1996 to $52.8 million for the year ended December 31, 1997. Of this increase, approximately $9.8 million related to accounts receivable, inventory and environmental reserves recorded at Aero Corp-Lake City. Of the remaining increase, approximately $4.9 million is attributable to the operating expenses of Aero Corp-Macon, Aerocell, Kratz-Wilde and Apex with the balance attributable to higher sales levels resulting in higher selling and operating expenses. Excluding the above described Aero Corp-Lake City reserves, operating expenses as a percentage of operating revenue decreased from 14.6% in 1996 to 13.3% in 1997, primarily due to economies of scale and improved operating efficiencies.


     Interest expense increased $2.6 million, or 48.9% from 1996 to 1997 primarily due to the increase in borrowings necessary to fund the Company's growth.


     Other income and expense in 1997 included the $4.5 million writedown of Whitehall's investment in the preferred stock of the purchaser of its ocean systems subsidiary. Other income and expense in 1996 included interest income of $307,000 and investment income of $440,000.


     As a result of the above factors, income before income taxes and extraordinary item decreased $11.4 million, or 48.8%, from 1996 to 1997.


     Prior to June 26, 1996, the operations of the Company were conducted by a partnership and, therefore, the results of operations for the period January 1, 1996 through June 26, 1996 do not include a provision for income taxes, as the income of the partnership passed directly to its partners. Additionally, income taxes for 1996 were offset by one-time deferred tax benefits of approximately $4.9 million associated with the organization of the Company. See Notes 1 and 11 to Notes to Supplemental Consolidated Financial Statements. No such tax benefit was realized in 1997.


     In connection with its 1996 public offering, the Company repaid certain term and revolving indebtedness. As a result, during 1996 the Company wrote-off approximately $3.1 million in deferred financing costs relating to that debt, which resulted in an extraordinary item, net of taxes, of approximately $1.9 million. See Note 5 to Notes to Supplemental Consolidated Financial Statements.



YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1996


     The following table sets forth certain information relating to the Company's operations for the periods indicated:


                                                                         1995                         1996
                                                              --------------------------   --------------------------
                                                                   $              %             $              %
                                                              -----------   ------------   -----------   ------------
                                                                              (DOLLARS IN THOUSANDS)
Operating revenues: .......................................
 Sales of products, net ...................................    $121,761          71.7%      $155,857          67.3%
 Services and other .......................................      48,009          28.3%        75,877          32.7%
                                                               --------         -----       --------         -----
                                                                169,770         100.0%       231,734         100.0%
Cost of sales and services ................................     119,438          70.4%       169,787          73.3%
                                                               --------         -----       --------         -----
Gross profit ..............................................      50,332          29.6%        61,947          26.7%
Operating expenses ........................................      28,884          17.0%        33,958          14.6%
                                                               --------         -----       --------         -----
Income from operations ....................................      21,448          12.6%        27,989          12.1%
Interest expense ..........................................       8,287           4.9%         5,411           2.4%
Other income ..............................................        (963)        ( 0.6%)         (879)        ( 0.4%)
                                                               --------         -----       --------         -----
Income before income taxes and extraordinary item .........      14,124           8.3%        23,457          10.1%
Income tax expense ........................................         889           0.5%         1,780           0.7%
                                                               --------         -----       --------         -----
Income before extraordinary item ..........................      13,235           7.8%        21,677           9.4%
Extraordinary item, net of income taxes ...................          --            --          1,862           0.8%
                                                               --------         -----       --------         -----
Net income ................................................    $ 13,235           7.8%      $ 19,815           8.6%
                                                               ========         =====       ========         =====

     The Company's operating revenues increased by approximately $62.0 million, or 36.5%, from 1995 to 1996. Of this amount, approximately $16.3 million was derived from the operations associated with

AvEng Trading Partners, Inc. ("AvEng") and Dixie, both of which were acquired during 1996. The balance represents increased sales due to expansion of the Company's customer base and increased sales to existing customers, which more than offset a decrease in revenues of approximately $8.0 million related to Whitehall's ocean systems subsidiary which was disposed of during 1996. During 1996, domestic sales increased 32.5% from $124.0 million to $164.4 million and international sales increased 47.3%, from $45.8 million to $67.3 million.


     The Company's gross profit increased 23.1%, from $50.3 million in 1995 to $61.9 million in 1996. The increase in gross profit is primarily attributable to the increase in sales. Gross margins decreased from 29.6% in 1995 to 26.7% in 1996 due to a change in the mix of inventories sold. The Company's 1995 gross profit was favorably impacted by the bulk inventory acquired in connection with the acquisition of the Aviation Sales Company business unit of Aviall Services, Inc. in December 1994. No such acquisition of inventory favorably benefited gross margins during 1996.


     The Company's operating expenses for 1996 increased $5.1 million, or 17.6%, compared to 1995. Approximately $1.5 million of the increase was attributable to the operating expenses of AvEng and Dixie during 1996 and the balance was attributable to the Company's existing operations. Primarily due to economies of scale and improved operating efficiencies, total operating expenses as a percentage of revenue decreased from 17.0% in 1995 to 14.6% in 1996.


     Interest expense decreased $2.9 million, or 34.7% from 1995 to 1996 as a result of the repayment and restructuring of the Company's credit facility.


     As a result of the above factors, income before income taxes and extraordinary item increased $9.3 million, or 66.1%, from 1995 to 1996.


     Prior to June 26, 1996, the operations of the Company were conducted by a partnership and, therefore, the results of operations for the year ended December 31, 1995 and the period January 1, 1996 through June 26, 1996 do not include a provision for income taxes, as the income of the partnership passed directly to its partners. Additionally, income taxes for 1996 were offset by one-time deferred tax benefits of approximately $4.9 million associated with the organization of the Company. See Notes 1 and 11 to Notes to Supplemental Consolidated Financial Statements.


     Based on all of the above factors, the Company's 1996 income before extraordinary item was $21.7 million, an increase of $8.4 million, or 63.8%, over 1995 income before extraordinary item of $13.2 million.


     In connection with its 1996 public offering, the Company repaid certain term and revolving indebtedness. As a result, during 1996 the Company wrote-off approximately $3.1 million in deferred financing costs relating to that debt, which resulted in an extraordinary item, net of taxes, of approximately $1.9 million. See Note 5 to Notes to Supplemental Consolidated Financial Statements.



LIQUIDITY AND CAPITAL RESOURCES


  CASH


     Cash used in operations during the six months ended June 30, 1997 and 1998 was $18.6 million and $28.2 million, respectively. Cash used in investing activities during the six months ended June 30, 1997 and 1998 was $10.9 million and $35.2 million, respectively. The Company continues to invest in spare parts inventories in order to support increased parts sales. During the six months ended June 30, 1997 and 1998, the Company financed its operating and investing activities primarily with its cash flow from financing activities, amounting to $29.5 million and $61.3 million, respectively.


     Cash provided by operations was $12.7 million for the year ended December 31, 1995. Cash used in operations was $12.1 million and $53.7 million for the years ended December 31, 1996 and 1997, respectively. Cash used in investing activities for the years ended December 31, 1995, 1996 and 1997 was $5.7 million, $22.2 million and $58.4 million, respectively. Cash provided by financing activities was $30.6 million and $114.4 million for the years ended December 31, 1996 and 1997, respectively. Cash used in financing activities for the year ended December 31, 1995 was $10.3 million.


  CREDIT FACILITIES

     The Company and its subsidiaries have entered into a Credit Facility with several financial institutions. At July 31, 1998, the Credit Facility consists of a $91.4 million revolving loan and letter of credit facility, subject to an availability calculation based on the eligible borrowing base (the "Revolving Credit Facility"). The eligible borrowing base includes certain receivables and inventories of the Company. The letter of credit portion of the Revolving Credit Facility is subject to a $15.0 million sublimit, with the imposition of certain borrowing criteria based on the satisfaction of certain debt ratios. The interest rate on the Credit Facility is, at the option of the Company, (a) prime plus a margin, or (b) LIBOR plus a margin, where the margin determination is made based upon the Company's financial performance over a 12 month period (ranging from 0.0% to 1.25% in the event prime is utilized, or 1.50% to 2.75% in the event LIBOR is utilized). At June 30, 1998, the margin was 0.0% for prime rate loans and 1.50% for LIBOR rate loans.


     The Credit Facility contains certain financial covenants regarding the financial performance of the Company and certain other covenants, including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of the Credit Facility and repayment of all debt in the event of a material adverse change in the business or a change in control. In addition, the Credit Facility requires mandatory repayments from the proceeds of a sale of assets or an issuance of equity or debt securities or as a result of insufficient collateral to meet the borrowing base requirements thereunder. Substantially all of the Company's assets are pledged as collateral for amounts borrowed. The Revolving Credit Facility will terminate on July 31, 2002. At June 30, 1998, the Company was in compliance with all covenants of the Credit Facility. At September 2, 1998, $72.5 million was outstanding under the Credit Facility.


     On September 18, 1998, in connection with the TIMCO acquisition (see Note 15 of Notes to Supplemental Consolidated Financial Statements), the Company amended its existing credit facility and increased its availability from $91.4 million to $200.0 million of revolving credit, including a $30.0 million letter of credit sublimit. The eligible borrowing base includes certain receivables and inventories of the Company, including certain receivables and inventory of TIMCO.


     The interest rate on the amended credit facility is, at the option of the Company, (a) prime plus a margin, or (b) LIBOR plus a margin, where the respective margin determination is made upon the Company's financial performance over a 12 month period (ranging from 0.0% to 1.0% in the event prime is utilized, or 1.125% to 2.5% in the event LIBOR is utilized). At September 22, 1998, the margin was 0.5% for prime rate loans and 2.0% for LIBOR rate loans. The Company borrowed $70.0 million under the amended credit facility to complete the TIMCO acquisition. At September 22, 1998, $146.0 million was outstanding under the Credit Facility.


  SENIOR SUBORDINATED NOTES

     On February 17, 1998, the Company sold $165 million in senior subordinated notes (the "Notes") due in 2008 with a coupon rate of 8.125% at a price of 99.395%. Proceeds were used to repay amounts outstanding under the Credit Facility and to fund the cash requirements relating to the acquisition of Caribe and AIDI. The funds repaid under the Credit Facility included amounts borrowed during 1997 to repay assumed indebtedness of Aerocell and Apex in connection with those acquisitions and borrowings incurred to fund the purchase price in connection with the acquisition of Kratz.


     The Notes mature on February 15, 2008. Interest is payable on February 15 and August 15 of each year, commencing August 15, 1998. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt of the Company, including indebtedness outstanding under the Credit Facility and under facilities which may replace the Credit Facility in the future. In addition, the Notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the Credit Facility.


     The indenture pursuant to which the Notes have been issued (the "Indenture") permits the Company and its subsidiaries to incur substantial additional indebtedness, including Senior Debt. Under the Indenture, the Company may borrow unlimited additional amounts so long as after incurring such debt the Company meets a fixed charge coverage ratio for the most recent four fiscal quarters of 2.0 to 1 until February 15, 2000 and 2.25 to 1 thereafter. At June 30, 1998, the Company's fixed charge coverage ratio for the last four fiscal quarters was 3.1 to 1. Additionally, the Indenture allows the Company to borrow and have outstanding additional amounts of indebtedness (even if the Company does not meet the required fixed charge coverage ratios), up to enumerated limits, including up to $150.0 million of Senior Debt (at present, the maximum amount of borrowings available under the Credit Facility is $91.4 million, $16.0 million of which was available for borrowing as of September 2,
1998). The Notes are also effectively subordinated in right of payment to all existing and future liabilities of any subsidiaries of the Company which do not guarantee the Notes.


     The Notes are unconditionally guaranteed, on a senior subordinated basis, by substantially all of the Company's existing subsidiaries and each subsidiary that will be organized in the future by the Company, unless such subsidiary is designated as an unrestricted subsidiary (the "Subsidiary Guarantors"). Subsidiary Guarantees are joint and several, full and unconditional, general unsecured obligations of Subsidiary Guarantors. Subsidiary Guarantees are subordinated in right of payment to all existing and future Senior Debt of Subsidiary Guarantors, including the Credit Facility, and are also effectively subordinated to all secured obligations of Subsidiary Guarantors to the extent of the assets securing such obligations, including the Credit Facility. Furthermore, the Indenture permits Subsidiary Guarantors to incur additional indebtedness, including senior debt, subject to certain limitations.


     The Notes are redeemable, at the option of the Company, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2003--104.063%; (ii) 2004--102.708%; (iii) 2005--101.354%;
and (iv) 2006 and thereafter--100%. In addition, on or prior to February 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date with the net proceeds of a public offering of common stock of the Company; provided, that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption.


     Upon the occurrence of a change of control, the Company will be required to make an offer to repurchase all or any part of holder's Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a change of control or that such repurchase will be permitted under the Credit Facility.


     The Indenture contains certain covenants that, among other things, will limit the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make investments, dispose of assets, issue capital stock of subsidiaries, create certain liens securing indebtedness, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations or sell all or substantially all of their assets.


  OTHER NOTES


     The Company has entered into various term loan agreements to finance certain equipment and rotable parts on long-term lease which secure the loans. These loans, in the original aggregate principal amount of $13.3 million, bear interest ranging from 7.58% to 8.21% and are payable monthly through

July 2003. These term loans contain financial and other covenants and mandatory prepayment events, as defined. At June 30, 1998, the Company was in compliance with all covenants of these term loans.


     In connection with its acquisition of Kratz-Wilde, AVS/Kratz-Wilde Machine Company, a subsidiary of the Company, delivered a non-interest bearing promissory note in the original principal amount of $2.2 million, which was guaranteed by the Company, to the seller. At June 30, 1998, the Company was in compliance with the terms of this promissory note.


     In connection with its acquisition of Caribe and AIDI, on March 6, 1998 Aviation Sales Manufacturing & Repair Company, a subsidiary of the Company, delivered a promissory note in the original principal amount of $5.0 million, which was guaranteed by the Company, to the seller. The note is payable over a two year period with interest at the rate of 8% per annum.


  CAPITAL EXPENDITURES


     During the six month periods ended June 30, 1997 and 1998 and the years ended December 31, 1995, 1996 and 1997, the Company incurred capital expenditures of approximately $8.3 million, $4.3 million, $2.6 million, $5.5 million and $8.1 million, respectively, primarily to renovate the maintenance facility operated by Aero Corp-Lake City and to make enhancements to the Company's management information systems, telecommunications systems and other capital equipment and improvements. Several of the Company's current management information systems are not Year 2000 compliant. The Company is currently implementing a new management information system, which among other things, management believes will allow the Company to continue to maintain its competitive advantage resulting from the availability of information regarding its market and will mitigate the Year 2000 issues currently inherent in the Company's existing systems. The cost of the new MIS system is expected to be approximately $8.0 million, which will be incurred over approximately a two-year period. Financing for the new system will be provided from operations and from borrowings under the Credit Facility.


     Additionally, the Company is actively considering the prospect of consolidating several of its facilities into a single warehouse facility. The anticipated cost of such facility is expected to be approximately $30.0 million, which will be funded either through an operating lease with the developer of the facility or from future borrowings obtained for the purpose of developing the facility. No definitive arrangements to finance the development of the new facility have been entered into to date.


     As part of its growth strategy, the Company intends to continue to pursue acquisitions of bulk inventories of aircraft spare parts and complementary businesses. Financing for such activities would be provided from operations and from borrowings under the Credit Facility. The Company may also in the future issue additional debt and/or equity securities in connection with financing one or more of its activities, although the Company does not have any current plans to issue additional securities. The Company believes that cash flow from operations and borrowing availability under the Credit Facility will be sufficient to satisfy the Company's anticipated working capital requirements over the next twelve months.


  ENVIRONMENTAL


     The Company is taking remedial action pursuant to Environmental Protection Agency ("EPA") and Florida Department of Environmental Protection ("FDEP") regulations at Aero Corp-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact and magnitude of the required remediation efforts on the Company. Based upon the most recent cost estimates provided by environmental consultants, the Company believes that the total remaining testing, remediation and compliance costs for this facility will be approximately $2.4 million, which has been accrued at December 31, 1997. Testing and evaluation for all known sites on Aero Corp-Lake City's property is substantially complete and the Company has commenced a remediation program. The Company is currently monitoring the remediation, which will extend into the future. During 1997, the Company's accruals were increased because of this monitoring which indicated a need for new equipment and additional monitoring. Based on current testing, technology, environmental law and clean-up experience to date, the Company believes that it has established an accrual for a reasonable estimate of the costs associated with its current remediation strategies.


     Additionally, there are other areas adjacent to Aero Corp-Lake City that could also require remediation. The Company believes it is not responsible for these areas; however, it may be asserted that Whitehall and other parties are jointly and severally liable and are responsible for the remediation of those properties. No estimate of any such costs to the Company is available at this time.


     In connection with the sale of Whitehall's electronics subsidiary, Whitehall was required to perform, at its own expense, an environmental site assessment at the electronics subsidiary's facility. Whitehall was also required to remedy all recognized environmental conditions identified in the assessment to bring such facility into compliance with all applicable Federal, State, and local environmental laws. If the facility is not brought into compliance with environmental laws by December 31, 1998, the buyer, subject to the terms and conditions set forth in the agreement, has the option of requiring Whitehall to repurchase the property for $300,000. The Company has engaged environmental consultants to review potential environmental liabilities at the facility. Such investigation and testing resulted in the identification of likely environmental remedial actions. The Company has completed the preliminary testing for the environmental evaluation of the facility. Based on current testing, technology and environmental law, the Company believes that the likely remediation and compliance costs will be approximately $1 million, which amount had been accrued by Whitehall at December 31, 1997. The Company is in the process of additional testing on this site, which may cause such estimate to increase in the future, depending on the results of such studies. While the possibility does exist that such amount will change due to a change in technology or additional information, management does not believe that the compliance and remediation costs with respect to the site will exceed $1 million by an amount material to the Company's financial position or results of operations.


     Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimate, given the inherent uncertainties in evaluating environmental exposures. These uncertainties included the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods.

                    AVIATION SALES COMPANY AND SUBSIDIARIES


                  INDEX TO SUPPLEMENTAL FINANCIAL STATEMENTS



                                                                                            PAGE
                                                                                           -----
YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997:
  Report of Independent Certified Public Accountants ...................................    F-2
  Supplemental Consolidated Balance Sheets
    at December 31, 1996 and 1997 ......................................................    F-3
  Supplemental Consolidated Statements of Income
    for the three years ended December 31, 1997 ........................................    F-4
  Supplemental Consolidated Statements of Partners' Capital and Stockholders' Equity
    for the three years ended December 31, 1997 ........................................    F-5
  Supplemental Consolidated Statements of Cash Flows
    for the three years ended December 31, 1997 ........................................    F-6
  Notes to Supplemental Consolidated Financial Statements ..............................    F-7
SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED):
  Supplemental Condensed Consolidated Balance Sheets
    at December 31, 1997 and June 30, 1998 .............................................   F-32
  Supplemental Condensed Consolidated Statements of Income
    for the six months ended June 30, 1997 and 1998 ....................................   F-33
  Supplemental Condensed Consolidated Statements of Cash Flows
    for the six months ended June 30, 1997 and 1998 ....................................   F-34
  Notes to Supplemental Condensed Consolidated Financial Statements ....................   F-36
FINANCIAL STATEMENT SCHEDULE:
  Schedule II-Valuation and Qualifying Accounts
    for the three years ended December 31, 1997 ........................................   F-47

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Aviation Sales Company:


     We have audited the consolidated balance sheets of Aviation Sales Company (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, partners' capital and stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviation Sales Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


     We have also made similar audits of the accompanying supplemental consolidated balance sheets of Aviation Sales Company and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, partners' capital and stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger with Whitehall Corporation on July 31, 1998, which has been accounted for as a pooling of interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the financial position of Aviation Sales Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, after giving retroactive effect to the merger with Whitehall Corporation as described in Note 1, all in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP


Miami, Florida,
July 31, 1998 (except with respect to the matters referred to in Note 15 as to which the date is September 22, 1998).

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS


                                                                                                  DECEMBER 31,
                                                                                       ----------------------------------
                                                                                             1996               1997
                                       ASSETS                                          ----------------   ---------------
CURRENT ASSETS:
 Cash and cash equivalents .........................................................    $   3,918,149      $   6,236,751
 Accounts receivable, net of allowance for doubtful accounts of $4,297,580 and
   $7,321,532 in 1996 and 1997, respectively .......................................       55,547,899         82,779,155
 Inventories .......................................................................       79,414,397        145,342,722
 Deferred income taxes .............................................................        1,972,410          3,057,148
 Other current assets ..............................................................        5,181,332          6,853,728
                                                                                        -------------      -------------
   Total current assets ............................................................      146,034,187        244,269,504
                                                                                        -------------      -------------
 EQUIPMENT ON LEASE, net of accumulated amortization of $2,601,069 and
   $3,626,522 in 1996 and 1997, respectively .......................................       17,950,783         22,758,149
                                                                                        -------------      -------------
 FIXED ASSETS, net .................................................................       11,959,873         38,061,275
                                                                                        -------------      -------------
 AMOUNTS DUE FROM RELATED PARTIES ..................................................        2,914,615          2,891,343
                                                                                        -------------      -------------
 OTHER ASSETS:
  Goodwill, net ....................................................................               --         17,712,145
  Deferred income taxes ............................................................        3,406,331          1,485,380
  Deferred financing costs, net ....................................................          872,568          2,675,684
  Other assets .....................................................................        6,980,191          3,732,369
                                                                                        -------------      -------------
   Total other assets ..............................................................       11,259,090         25,605,578
                                                                                        -------------      -------------
   Total assets ....................................................................    $ 190,118,548      $ 333,585,849
                                                                                        =============      =============
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ..................................................................    $  21,139,288      $  23,753,462
 Accrued expenses ..................................................................        9,716,372         21,317,777
 Current maturities of notes payable ...............................................        7,708,571         12,541,391
 Current maturities of capital lease obligations ...................................               --             84,000
 Bank line of credit ...............................................................       19,247,985         96,126,959
                                                                                        -------------      -------------
   Total current liabilities .......................................................       57,812,216        153,823,589
                                                                                        -------------      -------------
LONG-TERM LIABILITIES:
 Deferred income ...................................................................          890,065            962,063
 Notes payable, net of current portion .............................................       15,403,143         52,875,550
 Capital lease obligations, net of current portion .................................               --          4,174,000
 Other long-term liabilities .......................................................          117,000            471,000
                                                                                        -------------      -------------
   Total long-term liabilities .....................................................       16,410,208         58,482,613
                                                                                        -------------      -------------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 8)
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 1,000,000 shares authorized, none outstanding ....               --                 --
 Common stock, $.001 par value, 30,000,000 shares authorized, 13,372,026 and
   13,362,568 shares outstanding in 1996 and 1997, respectively ....................           13,372             13,363
 Additional paid-in capital ........................................................       73,455,451         72,962,449
 Retained earnings .................................................................       58,572,301         64,448,835
                                                                                        -------------      -------------
                                                                                          132,041,124        137,424,647
 Less treasury stock (1,111,562 shares at December 31, 1996 and 1997), at cost .....      (16,145,000)       (16,145,000)
                                                                                        -------------      -------------
   Total stockholders' equity ......................................................      115,896,124        121,279,647
                                                                                        -------------      -------------
   Total liabilities and stockholders' equity ......................................    $ 190,118,548      $ 333,585,849
                                                                                        =============      =============

  The accompanying notes are an integral part of these supplemental consolidated balance sheets.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME



                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                        -------------------------------------------------------
                                                              1995              1996                1997
                                                        ---------------   ----------------   ------------------
OPERATING REVENUES:
 Sales of products, net .............................    $121,761,376      $ 155,856,841       $  244,340,186
 Services and other .................................      48,009,174         75,876,776           78,198,138
                                                         ------------      -------------       --------------
                                                          169,770,550        231,733,617          322,538,324
COST OF SALES AND SERVICES ..........................     119,437,930        169,787,250          244,758,065
                                                         ------------      -------------       --------------
GROSS PROFIT ........................................      50,332,620         61,946,367           77,780,259
OPERATING EXPENSES ..................................      28,884,313         33,957,532           52,782,054
                                                         ------------      -------------       --------------
INCOME FROM OPERATIONS ..............................      21,448,307         27,988,835           24,998,205
INTEREST EXPENSE ....................................       8,287,584          5,411,020            8,058,916
OTHER (INCOME) EXPENSE ..............................        (963,000)          (879,000)           4,924,000
                                                         ------------      -------------       --------------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM ................................      14,123,723         23,456,815           12,015,289
INCOME TAX EXPENSE ..................................         889,000          1,779,967            7,171,519
                                                         ------------      -------------       --------------
INCOME BEFORE EXTRAORDINARY ITEM ....................      13,234,723         21,676,848            4,843,770
EXTRAORDINARY ITEM,
  NET OF INCOME TAXES ...............................              --          1,862,140                   --
                                                         ------------      -------------       --------------
NET INCOME ..........................................    $ 13,234,723      $  19,814,708       $    4,843,770
                                                         ============      =============       ==============
BASIC EARNINGS PER SHARE:
 Income before extraordinary item ...................    $       1.46      $        2.04       $         0.40
 Extraordinary item, net of income taxes ............              --               0.18                   --
                                                         ------------      -------------       --------------
 Net income .........................................    $       1.46      $        1.86       $         0.40
                                                         ============      =============       ==============
DILUTED EARNINGS PER SHARE: .........................
 Income before extraordinary item ...................    $       1.44      $        2.01       $         0.39
 Extraordinary item, net of income taxes ............              --               0.17                   --
                                                         ------------      -------------       --------------
 Net income .........................................    $       1.44      $        1.84       $         0.39
                                                         ============      =============       ==============
PRO FORMA BASIC EARNINGS PER SHARE
  (See Note 10):
 Pro forma income before extraordinary item .........    $       1.02      $        1.38
 Extraordinary item, net of income taxes ............              --               0.18
                                                         ------------      -------------
 Pro forma net income ...............................    $       1.02      $        1.20
                                                         ============      =============
PRO FORMA DILUTED EARNINGS PER SHARE
  (see Note 10):
 Pro forma income before extraordinary item .........    $       1.01      $        1.36
 Extraordinary item, net of income taxes ............              --               0.17
                                                         ------------      -------------
 Pro forma net income ...............................    $       1.01      $        1.19
                                                         ============      =============

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

           SUPPLEMENTAL CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                            AND STOCKHOLDERS' EQUITY



                                        COMMON STOCK
                                  -------------------------   ADDITIONAL
                                                                PAID-IN
                                      SHARES       AMOUNT       CAPITAL
                                  -------------- ---------- --------------
BALANCE AS OF
 DECEMBER 31, 1994 ..............   10,161,799    $10,162    $ 12,570,793
 Impact of immaterial
   pooling (Note 2) .............           --         --              --
 Net income .....................           --         --              --
 Stock options exercised ........       13,989         14         160,986
 Distribution to partners .......           --         --              --
                                    ----------    -------    ------------
BALANCE AS OF
 DECEMBER 31, 1995 ..............   10,175,788     10,176      12,731,779
 Net income .....................           --         --              --
 Stock options exercised ........       33,738         33         412,967
 Distribution to partners
   prior to public offering .....           --         --              --
 Payments to J/T Aviation
   Partners (Note 1) ............     (575,000)      (575)     (4,262,164)
 Net proceeds from sale of
   common stock .................    3,737,500      3,738      64,572,869
                                    ----------    -------    ------------
BALANCE AS OF
 DECEMBER 31, 1996 ..............   13,372,026     13,372      73,455,451
 Impact of immaterial
   poolings (Note 2) ............           --         --         582,764
 Net income .....................           --         --              --
 Stock options exercised ........       47,542         48         871,927
 Gain on litigation
   settlement with former
   employee (Note 7) ............      (75,000)       (75)     (2,624,925)
 Issuance of common stock
   to employees (Note 6) ........       18,000         18         677,232
                                    ----------    -------    ------------
BALANCE AS OF
 DECEMBER 31, 1997 ..............   13,362,568    $13,363    $ 72,962,449
                                    ==========    =======    ============

                                                          TREASURY STOCK
                                     RETAINED    ---------------------------------       TOTAL
                                     EARNINGS         SHARES           AMOUNT           EQUITY
                                  -------------- --------------- ----------------- ----------------
BALANCE AS OF
 DECEMBER 31, 1994 ..............  $ 37,627,743     (1,111,562)    $ (16,145,000)   $  34,063,698
 Impact of immaterial
   pooling (Note 2) .............       141,428             --                --          141,428
 Net income .....................    13,234,723             --                --       13,234,723
 Stock options exercised ........            --             --                --          161,000
 Distribution to partners .......    (3,306,854)            --                --       (3,306,854)
                                   ------------     ----------     -------------    -------------
BALANCE AS OF
 DECEMBER 31, 1995 ..............    47,697,040     (1,111,562)      (16,145,000)      44,293,995
 Net income .....................    19,814,708             --                --       19,814,708
 Stock options exercised ........            --             --                --          413,000
 Distribution to partners
   prior to public offering .....    (3,041,936)            --                --       (3,041,936)
 Payments to J/T Aviation
   Partners (Note 1) ............    (5,897,511)            --                --      (10,160,250)
 Net proceeds from sale of
   common stock .................            --             --                --       64,576,607
                                   ------------     ----------     -------------    -------------
BALANCE AS OF
 DECEMBER 31, 1996 ..............    58,572,301     (1,111,562)      (16,145,000)     115,896,124
 Impact of immaterial
   poolings (Note 2) ............     1,032,764             --                --        1,615,528
 Net income .....................     4,843,770             --                --        4,843,770
 Stock options exercised ........            --             --                --          871,975
 Gain on litigation
   settlement with former
   employee (Note 7) ............            --             --                --       (2,625,000)
 Issuance of common stock
   to employees (Note 6) ........            --             --                --          677,250
                                   ------------     ----------     -------------    -------------
BALANCE AS OF
 DECEMBER 31, 1997 ..............  $ 64,448,835     (1,111,562)    $ (16,145,000)   $ 121,279,647
                                   ============     ==========     =============    =============

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------------------
                                                                                1995              1996              1997
                                                                          ---------------   ---------------   ----------------
CASH FLOW FROM OPERATING ACTIVITIES:
 Net income ...........................................................    $  13,234,723     $  19,814,708     $   4,843,770
 Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Depreciation and amortization .......................................        3,229,522         4,034,974         5,618,863
  Proceeds from sale of equipment on lease, net of gain ...............               --                --         3,796,929
  Gain on sale of fixed assets ........................................         (650,000)          (11,000)               --
  Investment (income) loss ............................................          329,000          (440,000)          111,000
  Write-off of preferred stock ........................................               --                --         4,500,000
  Provision for doubtful accounts .....................................        1,108,000         1,954,000         8,157,063
  Deferred income taxes ...............................................         (390,000)       (5,378,741)          278,943
  Extraordinary item, net of income taxes .............................               --         1,862,140                --
  Issuance of common stock to employees ...............................               --                --           677,250
  Gain on litigation settlement with former employee ..................               --                --        (2,625,000)
  Increase in accounts receivable, net ................................      (18,918,803)      (13,430,644)      (28,782,342)
  (Increase) decrease in inventories ..................................        3,497,960       (21,263,715)      (58,522,421)
  Increase in other current assets ....................................         (144,095)       (4,398,369)       (1,169,924)
  (Increase) decrease in other assets .................................          394,574           503,273          (396,106)
  Increase in accounts payable ........................................        8,989,902         2,434,370           575,706
  Increase in accrued expenses ........................................        1,838,864         2,539,258         8,804,642
  Increase in deferred income .........................................          103,575            12,750            71,998
  Increase (decrease) in other liabilities ............................           57,000          (297,000)          322,000
                                                                           -------------     -------------     -------------
    Net cash provided by (used in) operating activities ...............       12,680,222       (12,063,996)      (53,737,629)
                                                                           -------------     -------------     -------------
CASH FLOW FROM INVESTING ACTIVITIES:
 Cash used in acquisitions, net of cash acquired ......................       (1,060,538)       (8,953,820)      (41,446,846)
 Purchases of equipment ...............................................       (2,565,544)       (5,549,368)       (8,133,433)
 Proceeds from sale of electronics subsidiary .........................               --                --         1,720,000
 Proceeds from sale of fixed assets ...................................          735,000            11,000                --
 Purchases of spare parts on lease ....................................       (2,722,054)       (7,829,797)      (10,528,415)
 Payments to/from related parties .....................................          (60,059)          116,583            23,272
                                                                           -------------     -------------     -------------
    Net cash used in investing activities .............................       (5,673,195)      (22,205,402)      (58,365,422)
                                                                           -------------     -------------     -------------
CASH FLOW FROM FINANCING ACTIVITIES:
 Repayment of senior debt .............................................       (5,000,000)       (5,000,000)               --
 Net issuance (repayment) of senior revolving facility ................       (2,109,400)       15,763,592                --
 Distribution to partners--ASC partnership ............................       (3,306,854)       (3,041,936)               --
 Payment of public offering proceeds to original credit facility and
  subordinated debt ...................................................               --       (52,806,400)               --
 Payments to J/T Aviation Partners ....................................               --       (10,160,250)               --
 Borrowings under new credit facility .................................               --        16,697,985        66,270,148
 Payments under new credit facility ...................................               --        (2,857,143)       (4,642,856)
 Net borrowings under Whitehall line of credit ........................               --         2,550,000         7,163,000
 Issuance of senior debt under acquisition facility ...................               --         6,000,000        40,000,000
 Payment of senior debt under acquisition facility ....................               --          (857,143)       (2,000,000)
 Proceeds from note to prior owners of Kratz-Wilde ....................               --                --         2,200,000
 Proceeds from equipment loans ........................................               --           826,000         7,200,000
 Payments on equipment loans ..........................................               --                --          (451,916)
 Proceeds from public offering ........................................               --        64,576,607                --
 Stock options exercised ..............................................          161,000           409,000           871,975
 Payment of deferred financing costs ..................................          (54,745)       (1,548,072)       (2,188,698)
                                                                           -------------     -------------     -------------
    Net cash provided by (used in) financing activities ...............      (10,309,999)       30,552,240       114,421,653
                                                                           -------------     -------------     -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..................       (3,302,972)       (3,717,158)        2,318,602
                                                                           -------------     -------------     -------------
CASH AND CASH EQUIVALENTS, beginning of period ........................       10,938,279         7,635,307         3,918,149
                                                                           -------------     -------------     -------------
CASH AND CASH EQUIVALENTS, end of period ..............................    $   7,635,307     $   3,918,149     $   6,236,751
                                                                           =============     =============     =============
SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND
 FINANCING ACTIVITIES:
 Promissory notes received for sale of electronics subsidiary .........    $          --     $          --     $     864,000
 Disposition of Ocean Systems subsidiary assets in exchange for preferred stock:
  Inventory ...........................................................               --         3,943,000                --
  Fixed assets, net ...................................................               --           557,000                --
  Investment in preferred stock .......................................               --        (4,500,000)               --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid ........................................................    $   7,717,005     $   4,945,720     $   6,655,262
                                                                           =============     =============     =============
 Income taxes paid ....................................................    $          --     $   6,722,431     $   6,661,025
                                                                           =============     =============     =============

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION AND OPERATIONS


     Aviation Sales Company ("ASC") is a Delaware corporation. The operations of ASC were initially conducted by two predecessor partnerships, AJT Capital Partners, which was formed in February of 1992 to acquire certain aircraft and spare parts owned by Eastern Air Lines, Inc., and ASC Acquisition Partners, L.P. (the "Partnership"), which was formed in November of 1994 to acquire the Aviation Sales Company business unit from Aviall Services, Inc.


     ASC was formed on June 26, 1996, when: (i) all but one of the parties holding interests in the Partnership contributed their interests in the Partnership to ASC in exchange for 2,924,000 shares of ASC's common stock, and
(ii) one of the parties holding an interest in the Partnership, J/T Aviation Partners ("J/T"), contributed its interest in the Partnership to ASC in exchange for 1,501,000 shares of ASC's common stock and an amount equal to the proceeds to be received by ASC for 575,000 shares of common stock sold in the offering, as more completely described below. For periods prior to the closing of the public offering, the 4,425,000 shares issued to the partners and the 575,000 shares of common stock, the net proceeds in respect of which were paid to J/T, are presented as outstanding.


     On June 26, 1996, ASC's registration statement on Form S-1 was declared effective. In July 1996, ASC closed its public offering of 3,737,500 shares of its common stock at $19 per share. The net proceeds from the offering after all expenses were $64,576,607. Of such proceeds, $10,160,250 was used to pay indebtedness due to J/T in connection with the formation of the Company. The remaining proceeds were used to repay senior and subordinated indebtedness. See
Note 5.


SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


     On July 31, 1998, ASC acquired Whitehall Corporation ("Whitehall") for consideration of 2,844,079 shares of ASC common stock. Under the terms of the Merger Agreement, each share of Whitehall common stock was exchanged for .5143 shares of ASC common stock. The acquisition of Whitehall has been accounted for under the pooling of interests method of accounting. All share amounts include the conversion of the Whitehall common stock to ASC common stock in the merger and a two for one stock split effected by Whitehall in March 1997. The accompanying Supplemental Consolidated Financial Statements give retroactive effect to the acquisition of Whitehall. The operations of ASC prior to the acquisition of Whitehall and the operations of ASC and Whitehall retroactively consolidated are referred to herein as the operations of the Company.


ACCOUNTING ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


PRINCIPLES OF CONSOLIDATION


     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

CASH AND CASH EQUIVALENTS

     The Company considers all deposits with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 1996 and 1997, include cash held by the Company in demand deposit accounts.



REVENUE RECOGNITION

     Sales of aircraft parts and repairs are recognized as product sales when the unit is shipped and title has passed to the customer and the repaired unit is returned to the customer. The Company records reserves for estimated sales returns in the period sales are made. Reserves for returns as of December 31, 1996 and 1997 were $1,227,598 and $1,740,813, respectively. The Company also warehouses and sells inventories on behalf of others under consignment arrangements. The Company records sales of aircraft parts from consignment inventories as product sales upon shipment of the unit. The Company exchanges rotable parts in need of service or overhaul for new, overhauled or serviceable parts in its inventory for a fee. Fees on exchanges are recorded as product sales at the time the unit is shipped. The Company performs inventory repair management and warehouse management services to customers on a contractual basis. These service fees are recorded in revenue over the course of the contract as the services are rendered. Aircraft maintenance service revenues are recognized when services are performed and unbilled receivables are recorded. Unbilled receivables are billed on the basis of contract terms (which are generally on completion of an aircraft) and deliveries. Gain on sale of equipment on lease is included in services and other.


INVENTORIES

     Inventories, which consist primarily of aircraft spare parts, are stated at the lower of cost or market on primarily a specific identification basis. In instances where bulk purchases of inventory items are made, cost is determined based upon an allocation by management of the bulk purchase price to the individual components. Expenditures required for the recertification of parts are capitalized as inventory and are expensed as the parts associated with the re-certification are sold. The Company enters into consignment arrangements for bulk quantities of inventory items. Costs to disassemble and warehouse bulk items are capitalized and expensed as the consigned items are sold. As a result of the acquisitions of Aerocell and Kratz-Wilde in 1997 and Whitehall in 1998, the Company maintains raw materials and work in progress inventories in support of those manufacturing and overhaul facilities. At December 31, 1996 and 1997, inventories consisted of the following:


                                                                       DECEMBER 31,
                                                             --------------------------------
                                                                  1996              1997
                                                             --------------   ---------------
   Finished goods including aircraft spare parts .........    $74,149,397      $131,582,005
   Work in progress ......................................          5,000         2,114,408
   Raw materials .........................................      5,260,000        11,646,309
                                                              -----------      ------------
                                                              $79,414,397      $145,342,722
                                                              ===========      ============

EQUIPMENT ON LEASE

     The Company leases engines and spare parts inventories to the airline industry on a worldwide basis through operating leases. Operating lease income is recognized on a straight-line basis over the

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

term of the underlying leases. The cost of equipment on lease is amortized, principally on a straight-line basis, to the estimated remaining net realizable value over the lease term or the economic life of the equipment.


PROPERTY AND EQUIPMENT

     At December 31, 1996 and 1997, property and equipment consisted of the following:



                                                     DECEMBER 31,
                                          -----------------------------------
                                                1996               1997
                                          ----------------   ----------------
   Land ...............................    $     399,000      $   1,306,810
   Buildings ..........................        1,293,000          8,770,493
   Machinery and equipment ............       12,265,666         28,170,515
   Furniture and fixtures .............        3,857,404          6,763,125
   Leasehold improvements .............        8,710,000         10,259,000
                                           -------------      -------------
                                              26,525,070         55,269,943
     Accumulated depreciation .........      (14,565,197)       (17,208,668)
                                           -------------      -------------
                                           $  11,959,873      $  38,061,275
                                           =============      =============

     For financial reporting purposes, the Company provides for depreciation of property and equipment using the straight-line method at annual rates sufficient to amortize the cost of the assets less estimated salvage values over their estimated useful lives. Estimated useful lives range from 3 to 15 years for the Company's property and equipment.

     Maintenance and repair expenditures are charged to expense as incurred, and expenditures for betterments and major renewals are capitalized. The carrying amounts of assets which are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in income.

     Depreciation expense amounted to $1,607,455, $1,842,626 and $3,119,559 for the years ended December 31, 1995, 1996 and 1997, respectively.


INVESTMENTS

     In November 1996, Whitehall sold substantially all of the assets related to its ocean systems subsidiary in exchange for 818,182 shares of the acquiring entity's preferred stock, which carries a liquidation preference of $5.50 per share. At the Company's election, the preferred stock is convertible after December 31, 1997, into common stock at a 45% conversion rate. In 1996, Whitehall considered this investment as one that would be held to maturity and that its carrying value approximated fair market value. The carrying value was the net cost of the assets exchanged for the stock. However, although the purchaser of ocean systems assets provided additional capital and new management, the continuing decline in defense spending and other concerns caused Whitehall's management to reevaluate in 1997 the value of this preferred stock, in 1997 and such value was written off in that year.

     In March 1997, Whitehall entered into an agreement to sell its electronics subsidiary to a group of private investors for approximately $2.7 million. The purchase consideration consisted of approximately $1.9 million in cash and $864,000 in promissory notes bearing interest at a rate of 10% per annum.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     During 1994, Whitehall obtained a 40% ownership interest in a joint venture involved in the development of aircraft-related technology for an initial investment of $1,000. The Company accounts for its investment in the joint venture under the equity method. In 1994, Whitehall loaned $2,000,000 to the joint venture, which is evidenced by a promissory note which accrues interest at a maximum rate of 5% per annum. Principal and accrued interest is due on January 5, 1999. The note is secured by certain assets of the joint venture. During 1996 and 1997, Whitehall advanced an additional $75,000 and $815,000 to the joint venture. The 1996 and 1997 advances are included in accounts receivable.


     Summarized balance sheet information for the joint venture as of December 31, 1996 and 1997 is as follows:


                                               DECEMBER 31,
                                      ------------------------------
                                           1996            1997
                                      -------------   --------------
   Current assets .................    $6,578,000      $14,358,000
   Noncurrent assets ..............     3,818,000        2,782,000
   Current liabilities ............     5,176,000       12,489,000
   Noncurrent liabilities .........     2,000,000        2,000,000

     Summarized financial information for the joint venture for the years ended December 31, 1995, 1996 and 1997 is as follows:


                                       1995            1996             1997
                                  -------------   --------------   --------------
   Net sales ..................    $5,244,000      $11,520,000      $17,810,000
   Gross profit ...............     1,501,000        4,104,000        3,578,000
   Net income (loss) ..........      (710,000)       1,044,000         (569,000)

INTANGIBLE ASSETS


     The costs associated with obtaining financing are included in the accompanying consolidated balance sheets as deferred financing costs and are being amortized over the initial terms of the loans to which such costs relate. Amortization expense for the years ended December 31, 1995, 1996 and 1997 was $666,607, $616,183 and $385,582, respectively. During the first quarter of 1998, the Company completed the offering and sale of $165 million in senior subordinated notes, using a portion of the proceeds to retire existing debt. In connection with these transactions, the Company will write off the deferred financing costs related to the term loan agreements eliminated with the proceeds. See Note 5.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The excess of the purchase price over the fair values of the net assets acquired from Kratz-Wilde Machine Company, Inc. in 1997 was approximately $17.9 million. This amount has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years. Amortization expense for the year ended December 31, 1997 was $189,602.


                                                  DECEMBER 31,
                                         -------------------------------
                                              1996             1997
                                         -------------   ---------------
   Deferred financing costs:
    Original basis ...................    $1,055,184       $ 3,243,882
    Accumulated amortization .........      (182,616)         (568,198)
                                          ----------       -----------
                                          $  872,568       $ 2,675,684
                                          ==========       ===========
   Goodwill:
    Original basis ...................    $       --       $17,901,747
    Accumulated amortization .........            --          (189,602)
                                          ----------       -----------
                                          $       --       $17,712,145
                                          ==========       ===========

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring their recoverability.


DEFERRED INCOME


     Advance payments and deposits received on operating leases are initially deferred and subsequently recognized as the Company's obligations under the lease agreement are fulfilled.


ENVIRONMENTAL COSTS


     Environmental expenditures that relate to current operations are expensed. Remediation costs that relate to existing conditions caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated. Environmental costs are included in operating expenses in the accompanying consolidated statements of operations.


OTHER (INCOME) EXPENSE


     Other (income) expense in 1997 includes the $4.5 million writedown of Whitehall's investment in the preferred stock of the purchaser of its ocean systems subsidiary. Other (income) expense in 1995 and 1996 includes gains on sales of fixed assets of $650,000 and $11,000, respectively.


STOCK COMPENSATION PLANS


     The Company accounts for the fair value of its grants under its stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") on January 1, 1996.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

INCOME TAXES


     Prior to June 26, 1996, the business of ASC was conducted by the Partnership and therefore was not subject to income taxes. ASC, as a result of the transfer of the net assets of the Partnership to the Company and the public offering of its common stock, became subject to federal and state income taxes. At that time, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Deferred income taxes, which arose primarily as a result of temporary differences between the Partnership's book and tax basis of certain assets and liabilities, were recorded, resulting in an adjustment to the Company's reported earnings in the period of adoption. A deferred income tax benefit of $914,459 was credited to operations at the time of adoption. The transfer of J/T's interest in the Partnership to ASC described in Note 1 resulted in a step-up in basis in ASC's net assets for tax purposes. As a result, during 1996, a deferred tax benefit of $3,962,498 was recorded. See Note 11.


     Prior to the merger, Whitehall filed a consolidated federal income tax return with its subsidiaries. Deferred federal income taxes have been provided for temporary differences between tax and financial reporting resulting primarily from depreciation provisions, allowances and expense accruals.


     Under SFAS 109, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.


FINANCIAL INSTRUMENTS


     The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. Management believes the fair value of long-term debt approximates the carrying amount of long-term debt in the accompanying consolidated balance sheets as substantially all of the Company's long-term debt reprices to market based on variable interest rate terms.


YEAR 2000 SYSTEMS COSTS


     The Company utilizes software and related technologies throughout its businesses that will be affected by the date change in the year 2000. The Company is currently in the early stages of purchasing and implementing a new management information system which management believes will mitigate the Year 2000 issues currently inherent in the Company's existing systems. However, the Company cannot measure the impact that the Year 2000 issue will have on its vendors, suppliers, customers and other parties with which it conducts business. The cost of the new MIS system is expected to be approximately $8.0 million, which will be incurred over approximately a two-year period.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

RECENTLY ISSUED ACCOUNTING STANDARDS


     The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") in 1997. This statement specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. Earnings per share have been restated to comply with SFAS 128 for all periods presented. See Note 10.


     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" ("SFAS 121") in 1996. SFAS 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles and goodwill. The adoption of SFAS 121 did not have a material impact on the Company's financial position or results of its operations.


     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), was issued by the Financial Accounting Standards Board in June 1997. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The objective of SFAS 130 is to report a measure (comprehensive income) of all changes in equity of an enterprise that result from transactions and other economic events in a period other than transactions with owners. Management believes the adoption of SFAS 130 will not have a material impact on the Company's consolidated financial statements, and upon adoption, will disclose comprehensive income in the consolidated statement of stockholders' equity. The Company adopted SFAS 130 effective March 31, 1998.


     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), was issued by the Financial Accounting Standards Board in June 1997. This statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt SFAS 131 effective December 31, 1998.


     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), is effective for fiscal years ending after June 15, 1999. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or a liability at its fair value. Upon adoption, the Company will quantify the impact of adopting SFAS 133 on its consolidated financial statements. SFAS 133 could increase volatility in earnings and other comprehensive income.


NOTE 2--BUSINESS COMBINATIONS


ACQUISITIONS ACCOUNTED FOR UNDER THE PURCHASE METHOD OF ACCOUNTING:


     In August 1996, the Company completed the acquisition of certain assets of the business of Dixie Bearings, Incorporated ("Dixie") relating primarily to the sale of new bearings for use in aircraft for a purchase price of approximately $9.0 million. The acquisition was accounted for using the purchase

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 2--BUSINESS COMBINATIONS--(CONTINUED)

method of accounting. Accordingly, the operations of Dixie since the acquisition have been included in the accompanying supplemental consolidated financial statements from the date of acquisition. The historical operations of Dixie, when compared to the historical operations of the Company, are not significant. In connection with the acquisition, the Company borrowed $6.0 million of senior notes payable to financial institutions and paid the balance in cash. See Note 5.


     In July 1997, Whitehall completed the acquisition of an aircraft maintenance facility located in Macon, Georgia ("Aero Corp-Macon") for approximately $6.7 million in cash and assumed liabilities. This acquisition involved the purchase of inventories, equipment, and certain intangible assets. This acquisition was accounted for using the purchase method of accounting. Accordingly, the operations of Aero Corp-Macon since the acquisition have been included in the accompanying supplemental consolidated financial statements from the date of acquisition. As a result of this acquisition, operating revenues increased approximately $11.7 million from the date of the acquisition through December 31, 1997.


     In October 1997, the Company completed the acquisition of substantially all of the assets of the business of Kratz-Wilde Machine Company, a Kentucky corporation ("Kratz-Wilde") for a purchase price, including acquisition costs and net cash acquired, of approximately $39.6 million in cash and notes and the assumption of certain liabilities of Kratz-Wilde in the approximate amount of $2.2 million. Kratz-Wilde specializes in the manufacture of machined components primarily for jet engines, and also produces some automotive and faucet components. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The operations of Kratz-Wilde since the acquisition have been included in the accompanying supplemental consolidated financial statements from the date of acquisition. As a result of the Kratz-Wilde acquisition, operating revenues increased approximately $6.5 million from the date of the acquisition through December 31, 1997. In connection with the acquisition, the Company borrowed $40.0 million of senior notes payable to financial institutions, with the remainder of the acquisition price payable to the prior owners over a two year period. See Note 5.


     Unaudited pro forma consolidated results of operations assuming the Kratz-Wilde and Aero Corp-Macon acquisitions had occurred at the beginning of the periods presented are as follows:



                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                    ------------------------------
                                                                          1996             1997
                                                                    ----------------   -----------
                                                                        (IN $ MILLIONS EXCEPT
                                                                         EARNINGS PER SHARE)
   Revenue ......................................................      $ 267.9          $ 362.6
   Income before extraordinary item .............................         11.5  (a)         6.5
   Diluted earnings per share before extraordinary item .........     $    1.07         $   0.52

----------------
(a) Includes an adjustment to record pro forma income tax expense as if the Company had been a C corporation since January 1, 1996.


     The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 1996.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 2--BUSINESS COMBINATIONS--(CONTINUED)

     In March 1998, the Company completed the acquisition of Caribe Aviation, Inc. (Caribe) and Caribe's wholly owned subsidiary Aircraft Interior Design, Inc. ("AIDI"). The purchase price was approximately $23.3 million, consisting of $5 million in cash, and $5 million in promissory notes payable over two years; the issuance of 182,143 shares of the Company's authorized, but unissued, common stock; and the repayment of approximately $7.6 million of indebtedness owed by Caribe and AIDI to a financial institution. The acquisition will be accounted for using the purchase method of accounting and accordingly, the purchase price will be allocated to the assets purchased and the liabilities assumed based upon the fair market value at the date of acquisition. The estimated excess of the purchase price over the fair values of the net assets acquired is approximately $10.7 million. This amount will be recorded as goodwill and will be amortized on a straight-line basis over 20 years. The operations of Caribe and AIDI will be included in the Company's consolidated financial statements from the date of acquisition. Caribe and AIDI had consolidated fiscal 1997 revenues of approximately $27 million. The pre-acquisition operations of Caribe are not material to the operations of the Company.



ACQUISITIONS ACCOUNTED FOR UNDER THE
POOLING OF INTERESTS METHOD OF ACCOUNTING:


     Shares issued to consummate acquisitions accounted for under the pooling of interests method of accounting are reflected as outstanding for all periods presented in the accompanying supplemental financial statements.


     In December 1996, the Company acquired AvEng Trading Partners, Inc. ("AvEng"), a company that was formed in 1995, for consideration of 400,000 shares of the Company's common stock. Although the acquisition was accounted for using the pooling of interests method of accounting, the accompanying supplemental consolidated financial statements prior to December 31, 1995 have not been restated to give retroactive effect for the acquisition due to the immateriality of the restated amounts.


     In September 1997, the Company acquired Aerocell Structures, Inc. ("Aerocell") for consideration of 620,970 shares of the Company's common stock. Although the acquisition was accounted for using the pooling of interests method of accounting, the accompanying supplemental consolidated financial statements prior to December 31, 1996 have not been restated to give retroactive effect for the acquisition due to the immateriality of the restated amounts.


     In December 1997, the Company acquired Apex Manufacturing, Inc. ("Apex") for consideration of 238,572 shares of the Company's common stock. Although the acquisition was accounted for using the pooling of interests method of accounting, the accompanying supplemental consolidated financial statements prior to December 31, 1996 have not been restated to give retroactive effect for the acquisition due to the immateriality of the restated amounts.


     In July 1998, the Company acquired Whitehall for consideration of 2,844,079 shares of the Company's common stock. The acquisition was accounted for using the pooling of interests method of accounting and thus, the accompanying supplemental consolidated financial statements have been restated to give retroactive effect for the acquisition for all periods presented.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 2--BUSINESS COMBINATIONS--(CONTINUED)

     Details of the results of operations of ASC and the pooled entities for the periods before the pooling of interest combinations were consummated are as follows:


                                           1995          1996          1997
                                       -----------   -----------   -----------
                                                   (IN $ MILLIONS)
   Revenue:
    ASC ............................    $  113.6      $  152.2      $  230.1
    AvEng ..........................          --           9.3            --
    Aerocell and Apex ..............          --            --          26.6
    Whitehall ......................        56.2          70.2          65.8
                                        --------      --------      --------
                                        $  169.8      $  231.7      $  322.5
                                        ========      ========      ========
   Income from continuing operations
    before extraordinary item:
    ASC ............................    $   10.3      $   16.6      $   13.7
    AvEng ..........................          --           0.8            --
    Aerocell and Apex ..............          --            --           3.1
    Whitehall ......................         2.9           4.3        ( 12.0)
                                        --------      --------      --------
                                        $   13.2      $   21.7      $    4.8
                                        ========      ========      ========

     The purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) were as follows:



                                                                            YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------------
                                                                     1995            1996              1997
                                                                -------------   --------------   ---------------
   Cash and cash equivalents ................................    $       --       $       --      $  2,970,714
   Accounts receivable ......................................            --        2,898,460         7,010,977
   Inventories ..............................................      (522,439)       6,000,000         8,802,904
   Prepaid expenses .........................................            --               --            19,472
   Deposits and other .......................................            --               --           619,072
   Fixed assets .............................................            --          100,000        21,961,528
   Goodwill .................................................            --               --        17,901,747
   Accounts payable .........................................     1,582,977          (44,640)       (2,328,468)
   Accrued expenses .........................................            --               --        (2,631,763)
   Deferred income taxes ....................................            --               --          (557,270)
   Notes payable ............................................            --               --        (3,445,825)
   Capital lease obligations ................................            --               --        (4,290,000)
   Common stock issued and paid in capital received .........            --               --        (1,615,528)
                                                                 ----------       ----------      ------------
                                                                  1,060,538        8,953,820        44,417,560
   Less cash acquired .......................................            --               --        (2,970,714)
                                                                 ----------       ----------      ------------
   Cash used in acquisitions, net of cash acquired ..........    $1,060,538       $8,953,820      $ 41,446,846
                                                                 ==========       ==========      ============

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 3--ACCOUNTS RECEIVABLE


     The Company distributes products in the United States and abroad to commercial airlines, air cargo carriers, distributors, maintenance facilities, corporate aircraft operators and other aerospace companies. The Company's credit risks consist of accounts receivable from customers in the aviation industry. The Company performs periodic credit evaluations of its customers' financial conditions and provides allowances for doubtful accounts as required. No single customer represents greater than 10 percent of total revenues or, accounts receivable for the years ended December 31, 1995, 1996 or 1997. Accrued sales not billed for aircraft maintenance services will be billed on the basis of contract terms (which are generally on completion of an aircraft) and deliveries. Accrued sales not billed amounted to $5,574,000 and $6,578,000 at December 31, 1996 and 1997, respectively. All accrued amounts at December 31, 1997 are expected to be billed and collected in 1998.


     In April 1997, Whitehall was awarded the United States Air Force C-130 maintenance contract, which was subsequently canceled in June 1997 at the convenience of the government, based on no fault or issue with Whitehall. The C-130 contract provides for reimbursement by the United States Air Force of costs incurred during its operation. At December 31, 1997, the Company had recorded a $2.8 million net receivable from the government for these costs, which is the Company's best estimate of the amount it will collect for the claim it has made. The Company is currently negotiating a termination settlement with the government.


NOTE 4--EQUIPMENT ON LEASE


     In the normal course of business, the Company leases engines and spare parts to third parties pursuant to noncancelable operating leases ranging from one to ten years. The cost and accumulated amortization of equipment on lease are as follows:


                                                    DECEMBER 31,
                                           -------------------------------
                                                1996             1997
                                           --------------   --------------
   Equipment on lease, at cost .........    $ 20,551,852     $ 26,384,671
   Accumulated amortization ............      (2,601,069)      (3,626,522)
                                            ------------     ------------
                                            $ 17,950,783     $ 22,758,149
                                            ============     ============

     At December 31, 1996 and 1997, $8,464,366 and $5,417,271, respectively, of equipment on lease was maintained in the Far East.


     Deposits of $890,065 and $962,063, respectively, received from the leases are recorded as deferred income in the accompanying December 31, 1996 and 1997 consolidated balance sheets and will be applied in connection with final settlement of these leases.


     Amortization expense amounted to $955,460, $1,576,165 and $1,924,120 for the years ended December 31, 1995, 1996 and 1997, respectively.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 4--EQUIPMENT ON LEASE--(CONTINUED)

     Future minimum lease receivables under the leases are as follows:



YEARS ENDING DECEMBER 31,
---------------------------
  1998 ....................   $ 3,989,647
  1999 ....................     3,205,884
  2000 ....................     2,888,948
  2001 ....................     1,707,384
  2002 ....................     1,398,474
  Thereafter ..............     3,744,000
                              -----------
                              $16,934,337
                              ===========

NOTE 5--NOTES PAYABLE AND BANK LINE OF CREDIT


     At December 31, 1996 and 1997, notes payable and bank line of credit consisted of the following:



                                                                       DECEMBER 31,
                                                           ------------------------------------
                                                                 1996                1997
                                                           ----------------   -----------------
   Amended term loan ...................................    $  17,142,857      $   17,642,857
   Amended revolving credit facility:
    Revolving loan .....................................       16,697,985          86,413,959
    Acquisition loan facility ..........................        5,142,857          38,000,000
   Revolving loan, Whitehall ...........................        2,550,000           9,713,000
   Term loan--purchased assets .........................          826,000             546,000
   Term loan--leased assets ............................               --           7,028,084
   Note payable to prior owners of Kratz-Wilde .........               --           2,200,000
   Less--Current maturities ............................      (26,956,556)       (108,668,350)
                                                            -------------      --------------
   Net long-term notes payable .........................    $  15,403,143      $   52,875,550
                                                            =============      ==============

     Future maturities of notes payable at December 31, 1997 are as follows:



YEARS ENDING DECEMBER 31,
---------------------------
  1998 ....................    $108,668,350
  1999 ....................      13,609,159
  2000 ....................      13,522,188
  2001 ....................      12,414,538
  2002 ....................      13,329,665
                               ------------
                               $161,543,900
                               ============

     Prior to July 2, 1996, the Company financed its working capital needs primarily through, (a) a series of term loans (with $55 million in principal outstanding at December 31, 1995) payable periodically through November 30, 2000, and (b) a $20 million revolving credit facility expiring November 30, 1999.


     On July 2, 1996, the Company completed the repayment of indebtedness and restructuring of its Revolving Credit Facility per the terms of an amended credit facility (the "Amended Credit Facility")

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 5--NOTES PAYABLE AND BANK LINE OF CREDIT--(CONTINUED)

dated June 27, 1996. The Amended Credit Facility consisted of (a) a term loan facility in an original principal amount of $20.0 million and (b) a $50.0 million revolving loan, letter of credit and acquisition loan facility. In connection with the repayment and restructuring of the previous bank lending agreement, the Company wrote-off $3,052,688 of deferred financing costs (resulting in an extraordinary item, net of income taxes of $1,862,140).


     On August 22, 1997, the Company amended its Amended Credit Facility pursuant to the terms of a Second Amended and Restated Credit Agreement, which was, itself, amended on October 17, 1997.


     On October 17, 1997, the Company amended the Second Amended Credit Agreement pursuant to the terms of a Third Amended and Restated Credit Agreement (the "Third Amended Credit Agreement"). Pursuant to the Third Amended Credit Agreement, the Company has obtained a credit facility consisting of (a) a term loan facility (the "Third Amended Term Loan") in a principal amount of $18.6 million, and (b) a $131.4 million revolving loan, letter of credit and acquisition loan facility, subject to an availability calculation based on the eligible borrowing base (the "Third Amended Revolving Credit Facility"). The eligible borrowing base includes certain receivables and inventories of the Company. The letter of credit portion of the Third Amended Revolving Credit Facility is subject to a $15 million sublimit and the acquisition loan portion of the Third Amended Revolving Credit Facility is subject to a $40 million sublimit, with the imposition of certain borrowing criteria based on the satisfaction of certain debt ratios. The interest rate on the Third Amended Credit Agreement is, at the option of the Company, (a) prime plus a margin, or
(b) LIBOR plus a margin, where the margin determination is made based upon the Company's financial performance over the 12 month period (ranging from 0.0% to 1.25% in the event prime is utilized, or 1.50% to 2.75% in the event LIBOR is utilized). At December 31, 1997, the margin was .25% for prime rate loans and 1.75% for LIBOR rate loans.


     The Third Amended Term Loan, as well as any portion of the revolving credit facility utilized to make acquisitions, amortizes in equal quarterly installments and terminates on July 31, 2002. Interim payments under the Third Amended Revolving Credit Facility will be made from daily collections of the Company's accounts receivable. The Third Amended Revolving Credit Facility will terminate on July 31, 2002. The Third Amended Credit Agreement contains financial and other covenants and mandatory prepayment events, as defined. At December 31, 1997, the Company was in compliance with all covenants of the Third Amended Credit Agreement. The Third Amended Credit Agreement is secured by a lien on substantially all of the assets of the Company. On December 31, 1997, the outstanding balances under the Third Amended Term Loan and Third Amended Revolving Credit Facility were $55.6 million (including $38.0 million borrowed under the acquisition subfacility) and $86.4 million, respectively.

     On February 17, 1998, the Company completed the offering and sale of $165 million in senior subordinated notes (the "Notes") due in 2008 with a coupon rate of 8.125% at a price of 99.395%. Proceeds were used to repay debt and for general corporate purposes, including acquisitions, working capital needs and capital expenditures. In connection with this transaction, the Company will write off the deferred financing costs related to term loan agreements eliminated with the proceeds from the senior subordinated notes. The Notes are unconditionally guaranteed, on a senior subordinated basis, by substantially all of the Company's existing subsidiaries.

     Whitehall entered into a long-term note secured by certain fixed assets and an unsecured credit facility during 1996 with a bank. The credit facility consisted of a $12,000,000 line of credit agreement

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 5--NOTES PAYABLE AND BANK LINE OF CREDIT--(CONTINUED)

and a $3,000,000 standby letter of credit agreement. Advances under the line of credit agreement accrued interest at the prime interest rate (8.5% at December 31, 1997) while the long-term note bore interest at 7.98%. Upon completion of the Whitehall acquisition in July 1998, the Company repaid this debt with proceeds from its Third Amended Revolving Credit Facility.


     On August 5, 1997, the Company entered into a term loan agreement in a principal amount of $7.2 million to finance certain equipment and rotable parts on a long-term lease, which secure the loan. This loan bears interest at 8.21% and is payable monthly through August 2002. This term loan contains financial and other covenants and mandatory prepayment events, as defined. At December 31, 1997, the Company was in compliance with all covenants of this term loan.


     In connection with the acquisition of Kratz-Wilde (See Note 2), a subsidiary of the Company delivered a non-interest bearing promissory note (guaranteed by the Company) to the sellers in the original principal amount of $2.2 million. Payments of $1,250,000 are due on January 1, 1999 and January 1, 2000. Interest on this note has been imputed at 8%.


     In the normal course of business, the Company is required to issue letters of credit to secure certain transactions. At December 31, 1997, the Company had issued and outstanding letters of credit totaling $1.9 million.


NOTE 6--RELATED-PARTY TRANSACTIONS


     The Company leases its corporate headquarters and warehouse in Miami, Florida (the "Miami Property") and a warehouse in Pearland, Texas (the "Pearland Property") from entities controlled by certain shareholders of the Company. The lease on the Miami Property calls for annual payments in the amount of $892,990 expiring on December 2, 2014. The Company is required to make annual payments under the Pearland Property lease in the amount of $114,468. This lease expires December 2, 2000. The Company believes the terms of these leases are no less favorable than could be obtained from an unaffiliated third party. On March 13, 1998, the Company entered into an agreement to purchase its Pearland, Texas warehouse facility from a related party. The total purchase price of approximately $1.8 million was paid in cash and through the reduction of amounts receivable from the related party at the date of the transaction.


     In connection with the purchase of the Miami Property by the related party, the Company made an unsecured $2,465,519 loan to the related party, which bears interest at 8% per annum, with principal and interest due in a single payment on December 2, 2004. The outstanding balance is included in amounts due from related parties in the accompanying balance sheets. The Company believes the terms of this loan are no less favorable than could be obtained from an unaffiliated third party.


     At December 31, 1997, as payment of bonuses, six officers of the Company were each granted 3,000 shares of the Company's common stock. The fair value of these shares on the date of issuance, $677,250, has been included in general and administrative expenses in the accompanying 1997 statement of operations. On June 18, 1998, the Company's Compensation Committee rescinded this share grant. No consideration was provided or will be provided in the future in connection with the rescission.


     At December 31, 1997, two former officers of Whitehall were indebted to the Company in the aggregate amount of approximately $363,000. This amount is classified as accounts receivable and is fully reserved. These receivables were written off by Whitehall in 1998.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 7--COMMITMENTS AND CONTINGENCIES


LITIGATION AND CLAIMS


     In May 1991, Lee D. Webster, the former Chairman, President and Chief Executive Officer of Whitehall, brought a claim in the District Court of Dallas County, Texas against Whitehall, Cambridge Capital Fund, L.P. ("Cambridge") and certain members of Whitehall's Board of Directors. The suit originally sought damages arising as a result of the alleged wrongful termination of Mr. Webster's employment with Whitehall. The suit was later amended in October 1994 to include additional contract and tort claims against Cambridge, George F. Baker and John J. McAtee. The suit as amended sought damages in excess of $35 million. In 1995, the court abated one of the contract claims against Whitehall and granted summary judgment in favor of the defendants on all but one of the claims. In February 1996, the Court granted summary judgment on the remaining claim and dismissed the suit with prejudice. Thereafter, Mr. Webster appealed the trial court's ruling to the Texas Court of Appeals and in April 1998 the appeals court affirmed the trial court's determination to grant summary judgment in this matter. All time periods for further appeals have now expired.



     On November 26, 1997, the Company settled an outstanding legal claim against a former employee and shareholder of the Company. As part of this settlement, the employee agreed to leave the Company and transfer 75,000 shares of the Company's common stock back to the Company, which shares the Company immediately retired. The fair value of the shares at the date of the settlement, approximately $2.6 million, is included in the accompanying 1997 statement of operations as a gain on litigation settlement with former employee.


     On June 24, 1998, an action captioned Zantop International Airlines, Inc. vs. Aero Corp-Macon, Inc. was filed in the Superior Court of Bibb County, Macon, Georgia. The suit seeks an unspecified amount of damages and certain equitable relief arising out of the July 1997 sale to the defendant (a subsidiary of Whitehall) of certain assets used in connection with the operation of Aero Corp-Macon. See Note 2. The nature of the action involves a contractual dispute relative to certain purchase price adjustments and inventory purchases. The Company intends to vigorously defend this action. Based upon the available facts, the Company believes that although no assurance can be given as to the outcome of this matter, the ultimate disposition should not have a material adverse effect upon the financial condition of the Company.



     The Company is also involved in various lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, the ultimate resolution of those claims and lawsuits will not have a material adverse effect on the financial position or results of operations of the Company.


ENVIRONMENTAL MATTERS


     The Company's operations, like those of other companies engaged in similar businesses, are subject to extensive and evolving federal, state, and local environmental laws and regulations. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in the remediation of contaminated sites. As assessments and remediation progress at individual sites, these liabilities are reviewed and adjusted to reflect the additional technical and legal information as it becomes available. In order to comply with present federal, state and local provisions which have been enacted or adopted regulating the discharge of

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 7--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

materials into the environment, or otherwise relating to the protection of the environment, the Company will be required to fund remediation efforts, which could result in potentially substantial operating costs and capital expenditures.


     The Company is taking remedial action pursuant to Environmental Protection Agency ("EPA") and Florida Department of Environmental Protection ("FDEP") regulations at the Company's Lake City, Florida facility ("Aero Corp-Lake City"). Ongoing testing is being performed and new information is being gathered to continually assess the impact and magnitude of the required remediation efforts on the Company. Based upon the most recent cost estimates provided by environmental consultants, the Company believes that the total remaining testing, remediation and compliance costs for this facility will be approximately $2.4 million, which amount had been accrued by Whitehall at December 31, 1997. Testing and evaluation for all known sites at Aero Corp-Lake City is substantially complete and the Company has commenced a remediation program. The Company is currently monitoring the remediation, which will extend into the future. During 1997, Whitehall's accruals were increased because of this monitoring which indicated a need for new equipment and additional monitoring. Based on current testing, technology, environmental law and clean-up experience to date, the Company believes that it has established an accrual for a reasonable estimate of the costs associated with its current remediation strategies.


     Additionally, there are other areas adjacent to Aero Corp-Lake City that could also require remediation. The Company believes it is not responsible for these areas; however, it may be asserted that the Company and other parties are jointly and severally liable and are responsible for the remediation of those properties. No estimate of any such costs to the Company is available at this time.


     In connection with the sale of Whitehall's electronics subsidiary, Whitehall was required to perform, at its own expense, an environmental site assessment at the electronics subsidiary's facility. Whitehall was also required to remedy all recognized environmental conditions identified in the assessment to bring such facility into compliance with all applicable Federal, State, and local environmental laws. If the facility is not brought into compliance with environmental laws by December 31, 1998, the buyer, subject to the terms and conditions set forth in the agreement, has the option of requiring Whitehall to repurchase the property for $300,000. The Company has engaged environmental consultants to review potential environmental liabilities at the facility. Such investigation and testing resulted in the identification of likely environmental remedial actions. The Company has completed the preliminary testing for the environmental evaluation of the facility. Based on current testing, technology and environmental law, the Company believes that the likely remediation and compliance costs will be approximately $1 million, which amount had been accrued by Whitehall at December 31, 1997. The Company is in the process of additional testing on this site, which may cause such estimate to increase in the future, depending on the results of such studies. While the possibility does exist that such amount will change due to a change in technology or additional information, management does not believe that the compliance and remediation costs with respect to the site will exceed $1 million by an amount material to the Company's financial position or results of operations.


     Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimate, given the inherent uncertainties in evaluating environmental exposures. These uncertainties included the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 7--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     To comply with the financial assurances required by the FDEP, the Company requested and a bank issued a $1.7 million standby letter of credit in favor of the FDEP. This letter of credit meets all conditions required by the FDEP.


OTHER MATTERS


     The Company has certain employment agreements with officers and employees dated December 1994, which extend from three to five years and are renewable in one-year periods thereafter. The employment agreements provide that such officers and employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, each of the employment agreements provides that in the event of (a) a change in control of the Company including the vesting of decision-making authority in one of the Company's current officers; (b) the sale of all or substantially all of the assets of the Company to a third party for which the executive officer does not continue in employment; or (c) the merger or consolidation of the Company with an entity for which the executive officer does not continue in employment, the employment agreement shall be terminable by the executive officer upon 90 days' notice and one year's base salary shall be payable to the executive officer as a termination fee.


     At January 1, 1995, five officers and employees of the Company were granted options (the "Options") by the partners to purchase an aggregate of 13.5% of the outstanding limited partnership interests in the Partnership for an aggregate exercise price of $1,437,027, which was greater than the fair market value, as determined by an independent third party, of the interests in the Partnership at that date. At January 1, 1996, the Options were exercised in full by delivery to the partners of full recourse promissory notes representing the payment in full of the exercise price of the Options.


     The Company has purchase commitments to various airlines whereby the Company sells aircraft inventory as agent for such airlines. Pursuant to such agreements, the Company has commitments to various airlines requiring the Company to purchase a minimum amount of inventory from such airlines if minimum sales targets are not met. Such commitments which total approximately $15.0 million are to be fulfilled over the next four years. In the opinion of management, the Company's commitments will be realized through future sales of aircraft inventory owned by such airlines.


     On March 26, 1998, the Company entered into an aircraft purchase agreement with Philippines Airlines, Inc. ("PAI") to purchase five-Airbus A-300 aircraft. At the time the purchase agreement was entered into, the Company made a deposit of $900,000 per aircraft to PAI. The Company intended to refurbish these aircraft as cargo aircraft for future lease or sale. In April 1998, PAI delivered one aircraft under the purchase agreement, at which time the Company held back pursuant to the terms of the purchase agreement $1.0 million of the purchase price on that aircraft due to certain record keeping issues regarding that aircraft. PAI has advised the Company that due to its current financial condition, it does not intend to perform its remaining obligations under the purchase agreement. The Company is ready, willing and able to perform its obligations under the purchase agreement and in furtherance thereof, on June 17, 1998, the Company brought a lawsuit in the Southern District of New York to compel PAI to specifically perform its obligations under the purchase agreement. Subsequently, PAI filed for bankruptcy in the Phillipines. The Company is vigorously pursuing this action and while there can be no assurance, the Company does not believe that the ultimate resolution of this matter will have a material adverse effect on the Company's financial condition or results of operations.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 8--LEASES


     The Company leases certain buildings and office equipment under operating lease agreements. Two of the buildings are leased from related parties of the Company (See Note 6). For the years ended December 31, 1995, 1996 and 1997, rent expense under these leases amounted to $1,659,677, $2,118,113 and $2,581,585, respectively.


     In 1997, the Company assumed capital leases for land and buildings in the acquisition of the aircraft maintenance facility in Macon, Georgia. Both leases carry an interest rate of 8.25% and expire in 2018. There were no capital leases in 1996. Leased property included in the accompanying supplemental balance sheets under capital leases at December 31, 1997 included land of $588,000 and buildings, net of accumulated depreciation, of $3,613,000.


     Minimum rental commitments under all leases are as follows:



                                                      OPERATING LEASES
                                          -----------------------------------------
YEARS ENDING DECEMBER 31,                  TO RELATED PARTIES     TO THIRD PARTIES     CAPITAL LEASES
---------------------------------------   --------------------   ------------------   ---------------
   1998 ...............................        $ 1,007,458           $1,524,654        $    432,000
   1999 ...............................          1,007,458              818,537             432,000
   2000 ...............................            997,919              503,099             432,000
   2001 ...............................            892,990              403,960             432,000
   2002 ...............................            892,990              832,522             432,000
   Thereafter .........................         10,715,884              290,688           6,660,000
   Amount related to interest .........                 --                   --          (4,562,000)
                                               -----------           ----------        ------------
                                               $15,514,699           $4,373,460        $  4,258,000
                                               ===========           ==========        ============

NOTE 9--DOMESTIC AND EXPORT SALES INFORMATION


     Substantially all of the Company's operating profits and identifiable assets are sourced from or located in the United States. Information about the Company's domestic and export sales for the three years ended December 31, 1997 follows (in thousands):


                                            1995          1996          1997
                                        -----------   -----------   -----------
   Net Revenue by Geographical Areas:
    United States ...................    $124,020      $164,381      $245,515
    Export Sales:
     Europe .........................      28,666        40,308        43,318
     Far East .......................       7,525        13,907        13,852
     Latin America ..................       9,560        13,138        19,853
                                         --------      --------      --------
                                         $169,771      $231,734      $322,538
                                         ========      ========      ========

NOTE 10--EARNINGS PER SHARE


     The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share" during 1997. SFAS 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding during the year. Diluted earnings per share is based on

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 10--EARNINGS PER SHARE--(CONTINUED)

the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise of options. In computing diluted earnings per share, the Company has utilized the treasury stock method. All prior period earnings per share data have been restated to conform with SFAS 128.


     The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is as follows:



                                                                               YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------------
                                                                          1995          1996            1997
                                                                      -----------   ------------   -------------
   Weighted average shares outstanding used in calculating
    basic earnings per share ......................................    9,050,331    10,630,352      12,261,309
   Effect of dilutive options .....................................      111,048       139,056         188,867
                                                                       ---------    ----------      ----------
   Weighted average common and common equivalent
    shares used in calculating diluted earnings per share .........    9,161,379    10,769,408      12,450,176
                                                                       =========    ==========      ==========

     For business combinations accounted for as pooling of interests, earnings per share computations are based on the aggregate of the weighted-average outstanding shares of the constituent businesses, adjusted to equivalent shares of the surviving business for all periods presented.


PRO FORMA EARNINGS PER SHARE


     Prior to June 26, 1996, the operations of ASC were conducted by the Partnership, a Delaware general partnership and, therefore, the results of operations for the year ended December 31, 1995 and for the period January 1, 1996 through June 26, 1996, do not include a provision for income taxes, as the income of the Partnership passed directly to its partners.


     The following pro forma adjustments to record income taxes at the Company's estimated effective tax rate have been reflected in the pro forma earnings per share data presented in the accompanying consolidated statements of income for the years ended December 31, 1995 and 1996:



                                                              YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                               1995             1996
                                                          --------------   --------------
   Historical income before income taxes and
    extraordinary item ................................    $14,123,723      $23,456,815
   Pro forma provision for income taxes ...............      4,900,432        8,810,188
                                                           -----------      -----------
   Pro forma income before extraordinary item .........      9,223,291       14,646,627
   Extraordinary item, net of income taxes ............             --        1,862,140
                                                           -----------      -----------
   Pro forma net income ...............................    $ 9,223,291      $12,784,487
                                                           ===========      ===========

     Pro forma basic earnings per share have been computed by dividing pro forma net income by the weighted average number of common shares outstanding. Pro forma diluted earnings per share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise of options.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 11--INCOME TAXES


     The income tax (benefit) expense for the years ended December 31, 1995, 1996 and 1997 consists of the following:


                                                            YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------
                                                     1995             1996             1997
                                                -------------   ---------------   -------------
   Current
    Federal .................................    $1,279,000      $  5,365,832      $6,464,389
    State ...................................            --           602,328         428,187
                                                 ----------      ------------      ----------
                                                  1,279,000         5,968,160       6,892,576
                                                 ----------      ------------      ----------
   Deferred
    Federal .................................      (390,000)       (4,689,159)        142,333
    State ...................................            --          (689,582)        136,610
                                                 ----------      ------------      ----------
                                                   (390,000)       (5,378,741)        278,943
                                                 ----------      ------------      ----------
   Total income tax expense .................       889,000           589,419       7,171,519
   Less: benefit for income taxes relating to
    extraordinary item ......................            --        (1,190,548)             --
                                                 ----------      ------------      ----------
   Income tax expense relating to
    continuing operations ...................    $  889,000      $  1,779,967      $7,171,519
                                                 ==========      ============      ==========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets as of December 31, 1996 and 1997 are as follows:


                                                         DECEMBER 31,
                                                -------------------------------
                                                     1996             1997
                                                -------------   ---------------
   Deferred tax assets, net:
    Allowance for doubtful accounts .........    $1,103,384      $    534,106
    Accruals ................................       520,000         2,166,000
    Writedown of investment .................            --         1,800,000
    Inventories .............................     1,144,941         1,783,222
    Property and equipment ..................     3,386,079         1,843,910
    Spare parts on lease ....................      (198,626)         (692,936)
    Other ...................................        24,706           134,969
                                                 ----------      ------------
                                                  5,980,484         7,569,271
     Less: valuation allowance ..............      (601,743)       (3,026,743)
                                                 ----------      ------------
     Net deferred tax assets ................    $5,378,741      $  4,542,528
                                                 ==========      ============

     The Company has established a valuation allowance to offset the deferred tax assets that have resulted from items that will only be deductible when such items are actually incurred. The valuation allowance will be maintained until it is more likely than not that these deferred tax assets will be realized.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 11--INCOME TAXES--(CONTINUED)

     The reconciliation of the federal statutory rate and the Company's effective tax rate is as follows:



                                                                        1995         1996         1997
                                                                     ----------   ----------   ----------
   Federal income tax at the statutory rate ......................       35.0%        35.0%        35.0%
   Increases (reductions) in tax rate resulting from:
    Partnership income not subject to taxation ...................      (16.9)       ( 8.8)         0.0
    Step-up in tax basis resulting from transfer of J/T's interest
      (See Note 1) ...............................................        0.0        (15.2)         0.0
    Transfer of net assets of the Partnership to the Company
      (see Note 1) ...............................................        0.0        ( 5.1)         0.0
    Change in deferred tax allowance .............................      (13.4)       ( 0.7)        20.2
    State income taxes, net of federal tax benefit ...............        0.0          3.8          4.9
    Other ........................................................        1.6        ( 1.4)        (0.5)
                                                                        -----        -----         ----
   Effective income tax rate .....................................        6.3%         7.6%        59.6%
                                                                        =====        =====         ====

NOTE 12--STOCK OPTION PLANS


     In connection with the organization of ASC, the Company adopted two stock option plans (the "Plans"). Pursuant to the 1996 Director Stock Option Plan (the "Director Plan"), options to acquire a maximum of the greater of 150,000 shares or 2% of the number of shares of Common Stock then outstanding may be granted to directors of the Company. Pursuant to the 1996 Stock Option Plan (the "1996 Plan"), options to acquire a maximum of the greater of 650,000 shares of Common Stock or 8% of the number of shares of Common Stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company. The price at which the Company's common stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair market value of the Common Stock on the date the particular options are granted. Options granted under the Plans may have maximum terms of not more than ten years. Generally, options granted under the Plans may remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company or serving on the Company's Board of Directors.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 12--STOCK OPTION PLANS--(CONTINUED)

     A summary of activity in ASC's stock option plans through December 31, 1997 is as follows:



                                                           SHARES        WEIGHTED AVERAGE
                                                        UNDER OPTION      EXERCISE PRICE
                                                       --------------   -----------------
   Outstanding at January 1, 1996 ..................            --                --
    Granted ........................................       197,600           $ 19.00
                                                           -------
   Outstanding at December 31, 1996 ................       197,600           $ 19.00
    Granted(a) .....................................       208,800           $ 25.08
    Exercised ......................................       (34,890)          $ 20.65
    Cancelled ......................................       (13,614)          $ 20.84
                                                           -------           -------
   Outstanding at December 31, 1997 ................       357,896           $ 22.32
                                                           =======           =======
   Options exercisable:
    At December 31, 1996 ...........................       122,200           $ 19.00
    At December 31, 1997 ...........................       224,384           $ 21.45
   Available to grant at December 31, 1997 .........       442,104

----------------
(a) 1997 grant prices ranged from $24.07 per share to $25.86 per share.


     The following table summarizes information about outstanding and exercisable stock options at December 31, 1997:


                                                 OUTSTANDING                                EXERCISABLE
                             ---------------------------------------------------   -----------------------------
                                          WEIGHTED-AVERAGE
                                              REMAINING        WEIGHTED-AVERAGE                 WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICE        SHARES     CONTRACTUAL LIFE      EXERCISE PRICE       SHARES      EXERCISE PRICE
--------------------------   ---------   ------------------   ------------------   ---------   -----------------
   $19.00.................   162,325              8.5              $ 19.00          131,833         $ 19.00
   $24.07-$25.86 .........   195,571              9.5              $ 25.07           92,551         $ 24.93
                             -------                                                -------
                             357,896              9.0              $ 22.32          224,384         $ 21.45
                             =======                                                =======

     Pursuant to the Plans, unless otherwise determined by the compensation committee, one-third of the options granted under the Plans are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by the Company or is no longer a director of the Company, as the case may be, subsequent to certain events which are deemed to be a "change in control" of the Company.


     Prior to the merger, Whitehall had two stock option plans, the Whitehall Corporation Incentive Stock Option Plan and the Whitehall Corporation Non-Employee Directors Stock Option Plan. Under the Whitehall stock option plans, stock options expire ten years from the date of grant and generally vest over a five-year period, with one-fifth of the shares becoming exercisable on each of the five anniversaries of the date of grant. As of December 31, 1995, 1996, and 1997 there were 100,906, 112,426, and 178,514 options exercisable, respectively, under Whitehall's stock option plans. Transactions involving the Whitehall stock option plans are summarized as follow:

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 12--STOCK OPTION PLANS--(CONTINUED)

                                                             SHARES
                                                          ------------
      Options outstanding, December 31, 1994 ..........      228,349
       Granted ($27.47 per share) .....................       10,286
       Canceled .......................................           --
       Exercised ($10.95-$15.07 per share) ............      (13,989)
                                                             -------
      Options outstanding, December 31, 1995 ..........      224,646
       Granted ($34.51-$37.97 per share) ..............       66,859
       Canceled .......................................           --
       Exercised ($11.30-$15.07 per share) ............      (33,738)
                                                             -------
      Options outstanding, December 31, 1996 ..........      257,767
       Granted ($31.84 per share) .....................       20,572
       Canceled ($15.07-$34.51 per share) .............       (8,537)
       Exercised ($11.30-$15.07 per share) ............      (12,652)
                                                             -------
      Options outstanding, December 31, 1997 ..........      257,150
                                                             =======

     The weighted average exercise prices of the Whitehall Plans' stock options outstanding and exercisable in 1995, 1996 and 1997 are:


                                                         1995          1996          1997
                                                     -----------   -----------   -----------
   Outstanding at beginning of the year ..........    $  12.41      $  13.22      $  19.68
    Granted ......................................       27.47         35.58         31.85
    Exercised ....................................       11.47         12.13         11.86
    Canceled .....................................          --            --         32.65
   Outstanding at end of year ....................       13.22         19.68         19.95
   Exercisable at end of year ....................    $  12.58      $  12.97      $  15.46

     In connection with the merger with Whitehall, outstanding stock options to purchase shares of Whitehall common stock under the Whitehall stock option plans were converted into the right to receive that number of shares of the Company's common stock as the holder would have been entitled to receive had they exercised their options immediately prior to the merger and participated in the merger.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 12--STOCK OPTION PLANS--(CONTINUED)

     The Company accounts for the fair value of its grants under those plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for the Company's stock option plans been determined pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income and earnings per share would have decreased accordingly. Using the Black-Scholes option pricing model, the Company's pro forma net income, pro forma earnings per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows:



                                                                     YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------
                                                            1995               1996               1997
                                                      ----------------   ----------------   ---------------
   Pro forma net income ...........................   $13,114,723        $18,034,681        $3,346,498
   Pro forma basic earnings per share .............   $    1.45          $    1.67          $   0.27
   Pro forma diluted earnings per share ...........   $    1.43          $    1.67          $   0.27
   Risk free interest rates .......................            7%                 6%                7%
   Expected lives .................................   10 years           7-10 years         7-10 years
   Expected volatility ............................           38%                40%               40%
   Weighted average grant date fair value .........   $    8.86          $   15.81          $  16.35

NOTE 13--SAVINGS PLAN


     Effective January 1, 1995, the Company established a qualified defined contribution plan (the "Plan") for eligible employees. The Plan provides that employees may contribute up to the maximum percent of pretax earnings as allowed by the U.S. tax code and the Company may elect, at its discretion, to make contributions to the Plan in any year. The Company contributed approximately $197,000, $309,000 and $296,000 to the Plan in 1995, 1996 and
1997, respectively. The Company does not provide retired employees any health or life insurance benefits.


     Whitehall had implemented a voluntary 401(k) savings plan for eligible employees (as defined by the Plan document) effective September 1, 1992. At its discretion, Whitehall contributed 50% of employee contributions, up to 1.5% of the employee's base salary. Contributions totaled approximately $25,000 in 1995, $40,000 in 1996, and $86,000 in 1997.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 14--QUARTERLY FINANCIAL DATA (UNAUDITED)


     Results have been restated for pooling transactions in the year of acquisition. See Note 2.



                                                                      FIRST         SECOND         THIRD           FOURTH
                                                                     QUARTER        QUARTER       QUARTER          QUARTER
                                                                  ------------   ------------   -----------   ----------------
                                                                           (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
   1997:
   Operating revenues .........................................     $ 68,404       $ 77,153      $ 81,360        $ 95,621
   Income from operations .....................................        7,148         10,634           468           6,748 (a)
   Net income (loss) ..........................................        4,183          5,580        (3,747)         (1,172)
   Diluted income before extraordinary item per share .........     $   0.34       $   0.45      $  (0.30)       $  (0.10)
   Diluted net income per share ...............................     $   0.34       $   0.45      $  (0.30)       $  (0.10)
   1996:
   Operating revenues .........................................     $ 55,741       $ 56,380      $ 57,499        $ 62,114
   Income from operations .....................................        6,984          6,363         6,902           7,740
   Net income .................................................        4,458          5,033         6,266           4,058
   Pro forma diluted income before extraordinary item
    per share .................................................     $   0.49       $   0.55      $   0.67        $   0.33
   Pro forma diluted net income per share .....................     $   0.49       $   0.55      $   0.51        $   0.33

----------------
(a) Includes gain on legal settlement with former employee and shareholder of approximately $2.6 million.


NOTE 15--SUBSEQUENT EVENTS


     On September 22, 1998, the Company closed on the acquisition of Triad International Maintenance Corporation ("TIMCO"), pursuant to a Stock Purchase Agreement dated August 10, 1998 (the "Purchase Agreement") by and among the Company, Primark Corporation, a Michigan corporation (the "Seller") and its wholly-owned subsidiary, TIMCO. Pursuant to the Purchase Agreement, the Company purchased from Seller all of the outstanding common stock of TIMCO for a purchase price of $70.0 million in cash. The acquisition was financed from the Company's bank lines of credit (see below). The purchase price was determined in arms-length negotiations between the Company and the Seller. Additionally, as part of the transaction, the Buyer agreed to guaranty certain industrial revenue bond financing incurred in connection with the development of TIMCO's Greensboro operating facilities, in the approximate amount of $11.4 million. Further, as a closing adjustment, the Seller contributed approximately $8.0 million to TIMCO.


     TIMCO, based in Greensboro, North Carolina, operates an FAA licensed aircraft repair station specializing in the maintenance, repair and overhaul ("MR&O") of narrowbody and widebody aircraft. Pursuant to the terms of the Purchase Agreement, the Seller has agreed that for a period of five years following the Closing Date, the Seller and its subsidiaries will not engage, directly or indirectly, in the aircraft MR&O business. TIMCO had 1997 revenues of approximately $113.3 million.


     On September 18, 1998, in connection with the TIMCO acquisition, the Company amended its existing credit facility and increased its availability from $91.4 million to $200.0 million of revolving credit, including a $30.0 million letter of credit sublimit. The eligible borrowing base includes certain receivables and inventories of the Company, including certain receivables and inventory of TIMCO.


     The interest rate on the amended credit facility is, at the option of the Company, (a) prime plus a margin, or (b) LIBOR plus a margin, where the respective margin determination is made upon the

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 15--SUBSEQUENT EVENTS--(CONTINUED)

Company's financial performance over a 12 month period (ranging from 0.0% to 1.0% in the event prime is utilized, or 1.125% to 2.5% in the event LIBOR is utilized). At September 22, 1998, the margin was 0.5% for prime rate loans and 2.00% for LIBOR rate loans. The Company borrowed $70.0 million under the amended credit facility to complete the TIMCO acquisition. At September 22, 1998, $146.0 million was outstanding under the Credit Facility.


     The Company has been advised by Paine Webber that they intend to assert a claim for a finders fee of approximately $1.0 million based upon the Company's acquisition of TIMCO. This claim arises based upon a 1997 agreement between Whitehall and Paine Webber relating to a proposed acquisition of TIMCO by Whitehall. The Company believes that its acquisition of TIMCO was not within the scope of the Paine Webber/Whitehall agreement and that any claim brought under this agreement against the Company will be without merit. The Company intends to vigorously defend any claim which may be brought by Paine Webber relating to its agreement with Whitehall. Although no assurance can be given, the Company believes that the ultimate outcome of this matter will not have a material adverse effect on the financial condition of the Company.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                            DECEMBER 31, 1997      JUNE 30, 1998
                                                                           -------------------   ----------------
ASSETS                                                                                              (UNAUDITED)
CURRENT ASSETS:
 Cash and cash equivalents .............................................      $   6,236,751       $   4,134,934
 Accounts receivable, net ..............................................         82,779,155          87,712,945
 Inventories ...........................................................        145,342,722         195,062,310
 Deferred income taxes .................................................          3,057,148           2,340,637
 Other current assets ..................................................          6,853,728           9,124,000
                                                                              -------------       -------------
   Total current assets ................................................        244,269,504         298,374,826
                                                                              -------------       -------------
EQUIPMENT ON LEASE, net ................................................         22,758,149          29,151,454
                                                                              -------------       -------------
FIXED ASSETS, net ......................................................         38,061,275          47,272,902
                                                                              -------------       -------------
AMOUNTS DUE FROM RELATED PARTIES .......................................          2,891,343           2,393,407
                                                                              -------------       -------------
OTHER ASSETS:
 Goodwill, net .........................................................         17,712,145          26,694,858
 Deferred income taxes .................................................          1,485,380           1,084,428
 Deferred financing costs, net .........................................          2,675,684           6,394,470
 Other assets ..........................................................          3,732,369           8,282,221
                                                                              -------------       -------------
   Total other assets ..................................................         25,605,578          42,455,977
                                                                              -------------       -------------
   Total assets ........................................................      $ 333,585,849       $ 419,648,566
                                                                              =============       =============
LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ......................................................      $  23,753,462       $  24,603,178
 Accrued expenses ......................................................         21,317,777          19,252,866
 Current maturities of notes payable ...................................         12,541,391           4,808,425
 Current maturities of capital lease obligations .......................             84,000              84,000
 Bank line of credit ...................................................         96,126,959          48,150,181
                                                                              -------------       -------------
  Total current liabilities ............................................        153,823,589          96,898,650
                                                                              -------------       -------------
LONG-TERM LIABILITIES:
 Deferred income .......................................................            962,063           1,763,140
 Notes payable, net of current portion .................................         52,875,550          15,637,992
 Capital lease obligations, net of current portion .....................          4,174,000           4,143,000
 Bonds payable, net ....................................................                 --         164,039,290
 Other long-term liabilities ...........................................            471,000             471,000
                                                                              -------------       -------------
  Total long-term liabilities ..........................................         58,482,613         186,054,422
                                                                              -------------       -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 1,000,000 shares authorized,
   none outstanding ....................................................                 --                  --
 Common stock, $.001 par value, 30,000,000 shares authorized,
   13,362,568 and 13,542,441 shares outstanding at December 31, 1997 and
   June 30, 1998, respectively .........................................             13,363              13,542
 Additional paid-in capital ............................................         72,962,449          79,027,824
 Retained earnings .....................................................         64,448,835          73,799,128
                                                                              -------------       -------------
                                                                                137,424,647         152,840,494
 Less treasury stock (1,111,562 at December 31, 1997 and
   June 30, 1998, respectively), at cost ...............................        (16,145,000)        (16,145,000)
                                                                              -------------       -------------
  Total stockholders' equity ...........................................        121,279,647         136,695,494
                                                                              -------------       -------------
  Total liabilities and stockholders' equity ...........................      $ 333,585,849       $ 419,648,566
                                                                              =============       =============

             The accompanying notes are an integral part of these
                       supplemental condensed consolidated balance sheets.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

            SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)



                                                                 FOR THE SIX MONTHS ENDED
                                                                         JUNE 30,
                                                             ---------------------------------
                                                                   1997              1998
                                                             ---------------   ---------------
OPERATING REVENUES
 Sales of products, net ..................................    $107,347,153      $168,791,758
 Services and other ......................................      38,134,306        42,517,076
                                                              ------------      ------------
                                                               145,481,459       211,308,834
COST OF SALES AND SERVICES ...............................     106,226,049       156,992,941
                                                              ------------      ------------
GROSS PROFIT .............................................      39,255,410        54,315,893
OPERATING EXPENSES .......................................      21,473,660        30,460,055
                                                              ------------      ------------
INCOME FROM OPERATIONS ...................................      17,781,750        23,855,838
INTEREST EXPENSE .........................................       2,857,823         8,747,190
OTHER INCOME .............................................      (1,179,000)       (1,164,000)
                                                              ------------      ------------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM .....................................      16,102,927        16,272,648
INCOME TAX EXPENSE .......................................       6,340,165         6,325,686
                                                              ------------      ------------
INCOME BEFORE EXTRAORDINARY ITEM .........................       9,762,762         9,946,962
EXTRAORDINARY ITEM, NET OF INCOME TAXES (Note 5) .........              --           598,671
                                                              ------------      ------------
NET INCOME ...............................................    $  9,762,762      $  9,348,291
                                                              ============      ============
BASIC EARNINGS PER SHARE:
 Income before extraordinary item ........................    $       0.80      $       0.80
 Extraordinary item, net of income taxes .................              --              0.04
                                                              ------------      ------------
 Net income ..............................................    $       0.80      $       0.76
                                                              ============      ============
DILUTED EARNINGS PER SHARE:
 Income before extraordinary item ........................    $       0.79      $       0.79
 Extraordinary item, net of income taxes .................              --              0.05
                                                              ------------      ------------
 Net income ..............................................    $       0.79      $       0.74
                                                              ============      ============

             The accompanying notes are an integral part of these supplemental condensed consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)



                                                                                      FOR THE SIX MONTHS ENDED
                                                                                              JUNE 30,
                                                                                 ----------------------------------
                                                                                       1997               1998
                                                                                 ----------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..................................................................    $   9,762,762      $   9,348,291
 Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization ..............................................        2,415,237          4,685,463
  Proceeds from sale of equipment on lease, net of gain ......................        2,577,078                 --
  Gain on sale of electronic segment .........................................         (727,000)                --
  Provision for doubtful accounts ............................................        1,320,000            428,703
  Equity in earnings of equity investment ....................................         (204,000)        (1,150,000)
  Extraordinary item, net of income taxes ....................................               --            598,671
  Deferred income taxes ......................................................         (687,132)             5,100
  Increase in accounts receivable ............................................      (28,796,490)        (1,222,357)
  Increase in inventory ......................................................      (17,928,488)       (33,040,065)
  Decrease in other current assets ...........................................        3,172,585          1,565,091
  (Increase) decrease in other assets ........................................          169,251         (6,026,901)
  Increase (decrease) in accounts payable ....................................        4,959,510         (5,020,921)
  Increase in accrued expenses ...............................................        4,564,879            836,846
  Increase in deferred revenue ...............................................          837,980            801,077
  Decrease in other long-term liabilities ....................................          (40,000)                --
                                                                                  -------------      -------------
   Net cash used in operating activities .....................................      (18,603,828)       (28,191,002)
                                                                                  -------------      -------------
CASH FLOW FROM INVESTING ACTIVITIES:
 Cash used in acquisitions ...................................................         (341,595)       (12,564,442)
 Purchases of equipment ......................................................       (4,315,478)        (8,337,756)
 Proceeds from sale of electronic segment ....................................        1,720,000                 --
 Purchase of equipment on lease ..............................................       (8,023,981)       (14,798,553)
 Payments from related parties ...............................................           41,628            497,936
                                                                                  -------------      -------------
   Net cash used in investing activities .....................................      (10,919,426)       (35,202,815)
                                                                                  -------------      -------------
CASH FLOW FROM FINANCING ACTIVITIES:
 Net borrowings (payments) under revolving facilities ........................       33,150,249        (47,974,778)
 Payments under term and acquisition loan facilities .........................       (3,525,195)       (55,642,857)
 Payments on equipment loans .................................................         (141,000)          (411,511)
 Payments on capital leases ..................................................               --            (31,000)
 Proceeds from issuance of senior subordinated notes .........................               --        164,001,750
 Proceeds from equipment loan ................................................               --          6,083,844
 Stock options exercised .....................................................          100,000            346,835
 Payments of deferred financing costs ........................................          (80,244)        (5,080,283)
                                                                                  -------------      -------------
   Net cash provided by financing activities .................................       29,503,810         61,292,000
                                                                                  -------------      -------------
NET DECREASE IN CASH AND CASH EQUIVALENTS ....................................          (19,444)        (2,101,817)
                                                                                  -------------      -------------
CASH AND CASH EQUIVALENTS, beginning of period ...............................        3,918,149          6,236,751
                                                                                  -------------      -------------
CASH AND CASH EQUIVALENTS, end of period .....................................    $   3,898,705      $   4,134,934
                                                                                  =============      =============
 Interest paid ...............................................................    $   2,172,189      $   3,955,432
                                                                                  =============      =============
 Income taxes paid ...........................................................    $   5,531,080      $   8,571,430
                                                                                  =============      =============
SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:
Transfer of equipment on lease to inventory ..................................    $          --      $   7,555,170
                                                                                  =============      =============

             The accompanying notes are an integral part of these supplemental condensed consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                        NOTES TO SUPPLEMENTAL CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1998
                                  (UNAUDITED)


1. BASIS OF PRESENTATION:


INTERIM SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The accompanying unaudited interim supplemental condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Pursuant to such rules and regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying unaudited interim supplemental condensed consolidated financial statements should be read in conjunction with Aviation Sales Company's (the "Company") December 31, 1997 supplemental financial statements and the notes thereto included in the Company's Form 8-K, as amended (File No. 001-11775).


     In the opinion of management, the accompanying unaudited interim supplemental condensed consolidated financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 1998 and the results of its operations and cash flows for the three and six month periods ended June 30, 1998 and 1997. The results of operations and cash flows for the six month period ended June 30, 1998 are not necessarily indicative of the results of operations or cash flows which may be reported for the year ending December 31, 1998.


     The accompanying unaudited interim supplemental condensed consolidated financial statements give retroactive effect to the acquisition of Whitehall Corporation ("Whitehall") which the Company acquired in July 1998. The acquisition of Whitehall has been accounted for under the pooling of interests method of accounting. See Note 4 for a further discussion of this transaction.


ACCOUNTING ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


RECENTLY ISSUED ACCOUNTING STANDARDS


     The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), during the quarter ended March 31, 1998. This statement specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. Earnings per share have been restated to comply with SFAS 128 for all periods presented.


     The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), during the quarter ended March 31, 1998. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                        NOTES TO SUPPLEMENTAL CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998
                                  (UNAUDITED)


1. BASIS OF PRESENTATION:--(CONTINUED)

financial statements. The objective of SFAS 130 is to report a measure (comprehensive income) of all changes in equity of an enterprise that result from transactions and other economic events in a period other than transactions with owners. The adoption of SFAS 130 did not have a material impact on the Company's consolidated financial statements, as comprehensive income was equal to net income for all periods presented.


     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), was issued by the Financial Accounting Standards Board in June 1997. This statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt SFAS 131 effective December 31, 1998.


     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), is effective for fiscal years ending after June 15, 1999. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or a liability at its fair value. Upon adoption, the Company will quantify the impact of adopting SFAS 133 on its consolidated financial statements. SFAS 133 could increase volatility in earnings and other comprehensive income.


2. JOINT VENTURE:


     During 1994, Whitehall obtained a 40% ownership in AvAero Noise Reduction Joint Venture ("AvAero"), a joint venture involved in the development of aircraft-related technology for an initial investment of $1,000. The Company accounts for its investment in AvAero under the equity method. In 1994, Whitehall obtained a promissory note for an advance of $2.0 million to the joint venture. The principal balance of the promissory note accrues interest at a maximum rate of 5% and the principal balance together with accrued interest are due January 5, 1999. The note is secured by certain assets of AvAero, net of repayments. The Company made additional advances to AvAero of $75,000 and $815,000, respectively, during 1996 and 1997. These advances are included in accounts receivable. The Company's equity in AvAero's earnings totaled $204,000 and $1,150,000 for the six months ended June 30, 1997 and 1998, respectively.


3. OTHER ASSETS:


     On March 26, 1998, the Company entered into an aircraft purchase agreement with Philippines Airlines, Inc. ("PAI") to purchase five-Airbus A-300 aircraft. At the time the purchase agreement was entered into, the Company made a deposit of $900,000 per aircraft to PAI. The Company intended to refurbish these aircraft as cargo aircraft for future lease or sale. In April 1998, PAI delivered one aircraft under the purchase agreement, at which time the Company held back pursuant to the terms of the purchase agreement $1.0 million of the purchase price on that aircraft due to certain record keeping issues regarding that aircraft. PAI has advised the Company that due to its current financial condition, it

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                        NOTES TO SUPPLEMENTAL CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998
                                  (UNAUDITED)


3. OTHER ASSETS:--(CONTINUED)

does not intend to perform its remaining obligations under the purchase agreement. The Company is ready, willing and able to perform its obligations under the purchase agreement and in furtherance thereof, on June 17, 1998, the Company brought a lawsuit in the Southern District of New York to compel PAI to specifically perform its obligations under the purchase agreement. Subsequently, PAI filed for bankruptcy in the Philippines. The Company is vigorously pursuing this action and, while there can be no assurance, the Company does not believe that the ultimate resolution of this matter will have a material adverse effect on the Company's financial condition or results of operations. At June 30, 1998, deposits held by PAI related to future aircraft were included in other assets and totaled $3.6 million.


4. ACQUISITIONS:


     In July 1998, the Company acquired Whitehall for consideration of 2,844,079 shares of its common stock. The acquisition was accounted for using the pooling of interests method of accounting and thus, the accompanying supplemental condensed consolidated financial statements have been restated to give retroactive effect for the acquisition for all periods presented.


     In March 1998, the Company completed the acquisition of Caribe Aviation, Inc. ("Caribe") and Caribe's wholly-owned subsidiary Aircraft Interior Design, Inc. ("AIDI"). The purchase price paid by the Company to acquire Caribe and AIDI was approximately $23.3 million, consisting of: (i) $5.0 million in cash,
(ii) $5.0 million in promissory notes payable over two years, (iii) the issuance of 182,143 shares of the Company's authorized, but unissued, common stock, and (iv) the repayment of approximately $7.6 million of indebtedness owed by Caribe and AIDI to a financial institution. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair market value at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired is approximately $9.6 million. This amount has been recorded as goodwill and will be amortized on a straight-line basis over 20 years. The operations of Caribe and AIDI have been included in the accompanying supplemental condensed consolidated financial statements from the date of acquisition. Caribe and AIDI contributed approximately $10.5 million to the Company's 1998 operating revenues. Caribe and AIDI had consolidated revenues of approximately $27 million for the fiscal year ended December 31, 1997. The pre-acquisition operations of Caribe and AIDI were not material to the operations of the Company.


     In December 1997, the Company acquired Apex Manufacturing, Inc. ("Apex") for consideration of 238,572 shares of the Company's common stock. The acquisition was accounted for using the pooling of interests method of accounting and, accordingly, the accompanying supplemental condensed consolidated financial statements have been restated to include the accounts of Apex.


     In October 1997, the Company completed the acquisition of substantially all of the assets of the business of Kratz-Wilde Machine Company, a Kentucky corporation ("Kratz-Wilde") for a purchase price, including acquisition costs and net of cash acquired, of approximately $39.6 million in cash and notes and the assumption of certain liabilities of Kratz-Wilde in the approximate amount of $2.2 million.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                        NOTES TO SUPPLEMENTAL CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998
                                  (UNAUDITED)


4. ACQUISITIONS:--(CONTINUED)

The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon their fair values at the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired was approximately $17.9 million. This amount has been recorded as goodwill and will be amortized on a straight-line basis over 20 years. The operations of Kratz-Wilde since the acquisition have been included in the accompanying supplemental condensed consolidated financial statements from the date of acquisition. Kratz-Wilde contributed approximately $20.4 million to the Company's 1998 operating revenues. In connection with the acquisition, the Company borrowed $40.0 million of senior notes payable to financial institutions, with the remainder of the acquisition price payable to the prior owners over a two-year period (see Note 5).


     In July 1997, Whitehall completed the acquisition of an aircraft maintenance facility located in Macon, Georgia ("Aero Corp-Macon") for approximately $6.7 million in cash and assumed liabilities. This acquisition was accounted for using the purchase method of accounting. Accordingly, the operations of Aero Corp-Macon since the acquisition have been included in the accompanying supplemental condensed consolidated financial statements from the date of acquisition. Aero Corp-Macon contributed approximately $11.1 million to the Company's 1998 operating revenues.


     The Company's unaudited pro forma consolidated results of operations assuming the Kratz-Wilde and Aero Corp-Macon acquisitions had occurred on January 1, 1997 are as follows:



                                                                          SIX MONTHS ENDED
                                                                            JUNE 30, 1997
                                                                       ----------------------
                                                                        (IN THOUSANDS, EXCEPT
                                                                         EARNINGS PER SHARE)
   Operating revenues ..............................................         $  176,480
   Income before extraordinary item(a) .............................             10,834
   Diluted earnings per share before extraordinary item(a) .........         $      .87

----------------
(a) Includes an adjustment to record pro forma income tax expense as if Kratz-Wilde had been a C corporation since January 1, 1997 and adjustments to record goodwill amortization and incremental interest, depreciation and salaries as if the acquisition had occurred on January 1, 1997.



     In September 1997, the Company acquired Aerocell Structures, Inc. ("Aerocell") for consideration of 620,970 shares of the Company's common stock. The acquisition was accounted for using the pooling of interests method of accounting and, accordingly, the accompanying supplemental condensed consolidated financial statements have been restated to include the accounts of Aerocell.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                        NOTES TO SUPPLEMENTAL CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998
                                  (UNAUDITED)


4. ACQUISITIONS:--(CONTINUED)

     The following reflects the results of operations of the Company and of Whitehall, Apex and Aerocell (the "Acquired Entities"), which were acquired in 1997 and 1998, for periods before the poolings of interests combinations were consummated:


                                          SIX MONTHS ENDED
                                  --------------------------------
                                   JUNE 30, 1997     JUNE 30, 1998
                                  ---------------   --------------
                                       (IN THOUSANDS, EXCEPT
                                        EARNINGS PER SHARE)
   Revenues:
    The Company ...............       $100,386         $173,457
    Aerocell and Apex .........          7,243               --
    Whitehall .................         37,852           37,852
                                      --------         --------
                                      $145,481         $211,309
                                      ========         ========
   Net income:
    The Company ...............       $  6,521         $  8,589
    Aerocell and Apex .........            778               --
    Whitehall .................          2,464              759
                                      --------         --------
                                      $  9,763         $  9,348
                                      ========         ========

     The preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) were as follows:


                                             SIX MONTHS ENDED JUNE 30,
                                         ---------------------------------
                                              1997              1998
                                         --------------   ----------------
   Accounts receivable ...............    $  1,820,751      $  4,140,136
   Inventories .......................       1,922,774         9,124,353
   Prepaid expenses ..................          10,168                --
   Deposits and other ................           4,576           115,951
   Fixed assets ......................       4,089,883         3,666,777
   Goodwill ..........................              --         9,587,583
   Accounts payable ..................      (1,063,497)       (3,351,637)
   Accrued expenses ..................        (824,437)               --
   Deferred income taxes .............        (557,270)               --
   Notes payable .....................      (3,445,825)       (5,000,000)
   Common stock issued ...............      (1,615,528)       (5,718,721)
                                          ------------      ------------
   Cash used in acquisitions .........    $    341,595      $ 12,564,442
                                          ============      ============

     On September 22, 1998, the Company closed on the acquisition of Triad International Maintenance Corporation ("TIMCO"), pursuant to a Stock Purchase Agreement dated August 10, 1998 (the "Purchase Agreement") by and among the Company, Primark Corporation, a Michigan corporation (the "Seller") and its wholly-owned subsidiary, TIMCO. Pursuant to the Purchase Agreement, the

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                        NOTES TO SUPPLEMENTAL CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998
                                  (UNAUDITED)


4. ACQUISITIONS:--(CONTINUED)

Company purchased from Seller all of the outstanding common stock of TIMCO for a purchase price of $70.0 million in cash. The acquisition was financed from the Company's bank lines of credit (see Note 5). The purchase price was determined in arms-length negotiations between the Company and the Seller. Additionally, as part of the transaction, the Buyer agreed to guaranty certain industrial revenue bond financing incurred in connection with the development of TIMCO's Greensboro operating facilities, in the approximate amount of $11.4 million. Further, as a closing adjustment, the Seller contributed approximately $8.0 million to TIMCO.


     TIMCO, based in Greensboro, North Carolina, operates an FAA licensed aircraft repair station specializing in the maintenance, repair and overhaul ("MR&O") of narrowbody and widebody aircraft. Pursuant to the terms of the Purchase Agreement, the Seller has agreed that for a period of five years following the Closing Date, the Seller and its subsidiaries will not engage, directly or indirectly, in the aircraft MR&O business. TIMCO had 1997 revenues of approximately $113.3 million.


5. NOTES PAYABLE:


     On October 17, 1997, the Company amended its banking agreement pursuant to the terms of a Third Amended and Restated Credit Agreement (the "Third Amended Credit Agreement"). Pursuant to the Third Amended Credit Agreement, the Company obtained a credit facility consisting of (a) a term loan facility in a principal amount of $18.6 million, and (b) a $131.4 million revolving loan, letter of credit and acquisition loan facility (the "Third Amended Revolving Credit Facility"), subject to an availability calculation based on the eligible borrowing base (collectively, the "Credit Facility"). The eligible borrowing base includes certain receivables and inventories of the Company. The letter of credit portion of the Third Amended Revolving Credit Facility is subject to a $15.0 million sublimit and the acquisition loan portion of the Third Amended Revolving Credit Facility was subject to a $40.0 million sublimit, with the imposition of certain borrowing criteria based on the satisfaction of certain debt ratios. The acquisition loan portion of the Third Amended Revolving Credit Facility was converted into a term loan in October 1997 in connection with the acquisition of Kratz-Wilde. The interest rate on the Third Amended Credit Agreement is, at the option of the Company, (a) prime plus a margin, or (b) LIBOR plus a margin, where the margin determination is made based upon the Company's financial performance over the 12 month period (ranging from 0.0% to 1.25% in the event prime is utilized, or 1.50% to 2.75% in the event LIBOR is utilized). At June 30, 1998, the margin was 0.0% for prime rate loans and 1.50% for LIBOR rate loans.


     In connection with the Company's February 1998 sale of $165.0 million in senior subordinated notes (see below), the Company repaid in full and terminated the term loan and acquisition loan portions of the Credit Facility, and repaid in full the then current balance of the Third Amended Revolving Credit Facility. The Third Amended Revolving Credit Facility presently allows the Company to borrow up to $91.4 million and terminates on July 31, 2002. The Third Amended Credit Agreement contains financial and other covenants and mandatory prepayment events, as defined. At June 30, 1998, the Company was in compliance with all covenants of the Third Amended Credit Agreement. The Third Amended Credit Agreement is secured by a lien on substantially all of the assets of the Company. On June 30, 1998, the outstanding balance under the Third Amended Revolving Credit Facility was approximately $36.3 million.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                        NOTES TO SUPPLEMENTAL CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998
                                  (UNAUDITED)


5. NOTES PAYABLE:--(CONTINUED)

     On September 18, 1998, in connection with the TIMCO acquisition (see Note
4), the Company amended its existing credit facility and increased its availability from $91.4 million to $200.0 million of revolving credit, including a $30.0 million letter of credit sublimit. The eligible borrowing base includes certain receivables and inventories of the Company, including certain receivables and inventory of TIMCO.


     The interest rate on the amended credit facility is, at the option of the Company, (a) prime plus a margin, or (b) LIBOR plus a margin, where the respective margin determination is made upon the Company's financial performance over a 12 month period (ranging from 0.0% to 1.0% in the event prime is utilized, or 1.125% to 2.5% in the event LIBOR is utilized). At September 22, 1998, the margin was 0.5% for prime rate loans and 2.0% for LIBOR rate loans. The Company borrowed $70.0 million under the amended credit facility to complete the TIMCO acquisition. At September 22, 1998, $146.0 million was outstanding under the Credit Facility.


     On February 17, 1998 the Company completed the offering and sale of $165.0 million in senior subordinated notes (the "Notes") due in 2008 with a coupon rate of 8.125% at a price of 99.395%. Proceeds were used (as described above) to repay all amounts then outstanding under the Company's term, acquisition and revolving credit facilities and to fund the cash requirements related to the acquisition of Caribe and AIDI.


     In February 1998, in connection with the repayment of the term and acquisition portions of the Credit Facility, the Company wrote off $981,428 of deferred financing costs resulting in an extraordinary item, net of income taxes, of $598,671.


     The Notes are unconditionally guaranteed, on a senior subordinated basis, by substantially all of the Company's existing subsidiaries and each subsidiary that will be organized in the future by the Company, unless such subsidiary is designated as an unrestricted subsidiary (the "Subsidiary Guarantors"). Subsidiary Guarantees are joint and several, general unsecured obligations of the Subsidiary Guarantors. The Subsidiary Guarantors are all wholly-owned subsidiaries of the Company. At present, the Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of the Company, other than one inconsequential subsidiary. Upon consummation of the merger with Whitehall, Whitehall became a Subsidiary Guarantor. Subsidiary Guarantees are subordinated in right of payment to all existing and future Senior Debt of Subsidiary Guarantors, including the Credit Facility, and are also effectively subordinated to all secured obligations of Subsidiary Guarantors to the extent of the assets securing such obligations, including the Credit Facility. Furthermore, the indenture pursuant to which the Notes have been issued (the "Indenture") permits Subsidiary Guarantors to incur additional indebtedness, including Senior Debt, subject to certain limitations. The Company has not presented separate financial statements and other disclosures concerning each of the Subsidiary Guarantors because management has determined that such information is not material to investors.


     The Notes are redeemable, at the option of the Company, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2003--104.063%; (ii) 2004--102.708%; (iii) 2005--101.354%;

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                        NOTES TO SUPPLEMENTAL CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998
                                  (UNAUDITED)


5. NOTES PAYABLE:--(CONTINUED)

and (iv) 2006 and thereafter--100%. In addition, on or prior to February 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date with the net proceeds of a public offering of common stock of the Company; provided, that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption.


     Upon the occurrence of a change of control, the Company will be required to make an offer to repurchase all or any part of holder's Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a change of control or that such repurchase will be permitted under the Credit Facility.


     The Indenture contains certain covenants that, among other things, will limit the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make investments, dispose of assets, issue capital stock of subsidiaries, create certain liens securing indebtedness, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations or sell all or substantially all of their assets.


     In connection with the acquisition of Caribe and AIDI (see Note 4), the Company entered into an agreement with the prior owners to pay $5.0 million of the acquisition price over a two year period. Principal payments of $2.5 million plus interest accrued at 8%, are due on March 6, 1999 and March 6, 2000.


     In connection with the acquisition of Kratz-Wilde (see Note 4), the Company entered into an agreement with the prior owners to pay $2.2 million of the acquisition price over a two year period. Payments of $1,250,000 are due on January 1, 1999 and January 1, 2000. Interest on this note has been imputed at 8%.


     The Company has entered into various term loan agreements to finance certain equipment and rotable parts on long-term lease which secure the loans. These loans, in the aggregate principal amount of $12.8 million at June 30, 1998, bear interest ranging from 7.58% to 8.21% and are payable monthly through July 2003. These term loans contain financial and other covenants and mandatory prepayment events, as defined. At June 30, 1998, the Company was in compliance with all covenants of these term loans.


6. RELATED-PARTY TRANSACTIONS


     On March 13, 1998, the Company entered into an agreement to purchase its Pearland, Texas warehouse facility from a related party. The total purchase price of approximately $1.8 million was paid in cash and through the reduction of amounts receivable from the related party at the date of the transaction.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                        NOTES TO SUPPLEMENTAL CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998
                                  (UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES:


     In May 1991, Lee D. Webster, the former Chairman, President and Chief Executive Officer of Whitehall, brought a claim in the District Court of Dallas County, Texas against Whitehall, Cambridge Capital Fund, L.P. ("Cambridge") and certain members of Whitehall's Board of Directors. The suit originally sought damages arising as a result of the alleged wrongful termination of Mr. Webster's employment with Whitehall. The suit was later amended in October 1994 to include additional contract and tort claims against Cambridge, George F. Baker and John J. McAtee. The suit, as amended, sought damages in excess of $35 million. In 1995, the court abated one of the contract claims against Whitehall and granted summary judgment in favor of the defendants on all but one of the claims. In February 1996, the Court granted summary judgment on the remaining claim and dismissed the suit with prejudice. Thereafter, Mr. Webster appealed the trial court's ruling to the Texas Court of Appeals and in April 1998 the appeals court affirmed the trial court's determination to grant summary judgment in this matter. All time periods for further appeals have now expired.



     Aero Corp-Lake City is taking remedial action, pursuant to Environmental Protection Agency ("EPA") regulations, at its Lake City, Florida facility. In addition, the Company was required to perform an environmental site assessment at the facility of a subsidiary in connection with the sale of the facility during the first quarter of 1997. The Company does not anticipate any material direct effects upon the capital expenditures, earnings and competitive position of the Company from compliance with present Federal, State and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment in excess of the Company's reserves. The Company does expect, however, that compliance with such regulations will require, from time to time, both increased operating costs and capital expenditures which may be substantial. As of June 30, 1998 and December 31, 1997, the Company had reserved, in the aggregate, approximately $3.70 million and $3.95 million, respectively, for anticipated environmental remediation costs. Included among the remaining costs to be incurred are anticipated expenditures for testing and monitoring to be performed over a 20 to 30 year period. Actual costs to be incurred in future periods may vary from the estimate, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods.


     Additionally, there are other areas adjacent to Aero Corp-Lake City that could also require remediation. The Company believes it is not responsible for these areas; however, it may be asserted that Whitehall and other parties are jointly and severally liable and are responsible for the remediation of those properties. No estimate of any such costs to the Company is available at this time.


     In connection with the sale of Whitehall's electronics subsidiary, Whitehall was required to perform, at its own expense, an environmental site assessment at the electronics subsidiary's facility. Whitehall was also required to remedy all recognized environmental conditions identified in the assessment to bring such facility into compliance with all applicable Federal, State, and local environmental laws. If the facility is not brought into compliance with environmental laws by December 31, 1998, the buyer, subject to the terms and conditions set forth in the agreement, has the option of requiring Whitehall to repurchase the property for $300,000. The Company has engaged environmental consultants to review potential environmental liabilities at the facility. Such investigation

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                        NOTES TO SUPPLEMENTAL CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998
                                  (UNAUDITED)


7. COMMITMENTS AND CONTINGENCIES:--(CONTINUED)

and testing resulted in the identification of likely environmental remedial actions. The Company has completed the preliminary testing for the environmental evaluation of the facility. Based on current testing, technology and environmental law, the Company believes that the likely remediation and compliance costs will be approximately $1 million, which amount had been accrued by Whitehall at December 31, 1997. The Company is in the process of additional testing on this site, which may cause such estimate to increase in the future, depending on the results of such studies. While the possibility does exist that such amount will change due to a change in technology or additional information, management does not believe that the compliance and remediation costs with respect to the site will exceed $1 million by an amount material to the Company's financial position or results of operations.


     Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimate, given the inherent uncertainties in evaluating environmental exposures. These uncertainties included the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods.


     On June 24, 1998, an action captioned Zantop International Airlines, Inc. vs. Aero Corp-Macon, Inc. was filed in the Superior Court of Bibb County, Macon, Georgia. The suit seeks an unspecified amount of damages and certain equitable relief arising out of the July 1997 sale to the defendant (a subsidiary of Whitehall) of certain assets used in connection with the operation of Aero Corp-Macon. See Note 4. The nature of the action involves a contractual dispute relative to certain purchase price adjustments and inventory purchases. The Company intends to vigorously defend this action. Based upon the available facts, the Company believes that although no assurance can be given as to the outcome of this matter, the ultimate disposition should not have a material adverse effect upon the financial condition of the Company.



     The Company has been advised by Paine Webber that they intend to assert a claim for a finders fee of approximately $1.0 million based upon the Company's acquisition of TIMCO (See Note 4). This claim arises based upon a 1997 agreement between Whitehall and Paine Webber relating to a proposed acquisition of TIMCO by Whitehall. The Company believes that its acquisition of TIMCO was not within the scope of the Paine Webber/Whitehall agreement and that any claim brought under this agreement against the Company will be without merit. The Company intends to vigorously defend any claim which may be brought by Paine Webber relating to its agreement with Whitehall. Although no assurance can be given, the Company believes that the ultimate outcome of this matter will not have a material adverse effect on the financial condition of the Company.


     The Company is also involved in certain legal proceedings in the normal course of its business. In the opinion of management, the ultimate resolution of these proceedings will not have a material effect on the financial position or results of operations of the Company.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                        NOTES TO SUPPLEMENTAL CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998
                                  (UNAUDITED)

8. EARNINGS PER SHARE:


     The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is as follows:



                                                                     FOR THE SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                   ----------------------------
                                                                       1997            1998
                                                                   ------------   -------------
   Weighted average shares outstanding used in calculating basic
    earnings per share .........................................   12,255,416      12,364,989
   Effect of dilutive options ..................................      161,847         301,265
                                                                   ----------      ----------
   Weighted average common and common equivalent shares used
    in calculating diluted earnings per share ..................   12,417,263      12,666,254
                                                                   ==========      ==========
   Options and warrants outstanding which are not included in the calculation of diluted earnings per share because their
    impact is antidilutive .....................................      171,400          19,500
                                                                   ==========      ==========

----------------
For business combinations accounted for as a pooling of interests, earnings per share computations are based on the aggregate of the weighted-average outstanding shares of the surviving business for all periods presented.

                                  SCHEDULE II

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                      THREE YEARS ENDED DECEMBER 31, 1997



                                                    ADDITIONS
                                    BALANCE AT      CHARGED TO
                                     BEGINNING       COST AND                    (A)        BALANCE AT
DESCRIPTION                           OF YEAR        EXPENSES      OTHER     DEDUCTIONS     END OF YEAR
--------------------------------   ------------   -------------   -------   ------------   ------------
Allowances for Doubtful Accounts
 Receivable:
  Year Ended December 31--
   1995 ........................   $3,483,809      $1,108,000      $ --     $1,908,414     $2,683,395
                                   ==========      ==========      ====     ==========     ==========
   1996 ........................   $2,683,395      $1,954,000      $ --     $  339,815     $4,297,580
                                   ==========      ==========      ====     ==========     ==========
   1997 ........................   $4,297,580      $8,157,063      $ --     $5,133,111     $7,321,532
                                   ==========      ==========      ====     ==========     ==========

----------------
(A) Represents accounts receivable written-off.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                AVIATION SALES COMPANY



                                By: /s/ JOSEPH E. CIVILETTO
                                    -----------------------------------
                                    Joseph E. Civiletto, Vice President and CFO


                                Dated: October 9, 1998

                                 EXHIBIT INDEX



NUMBER     DESCRIPTION OF EXHIBIT
--------   -------------------------------
 23.1      Consent of Arthur Andersen LLP